EXHIBIT 10.1

SUPPLEMENTAL AGREEMENT
Dated JUNE 29, 2016
BETWEEN VAALCO GABON (ETAME), INC., VAALCO ENERGY, INC. AND INTERNATIONAL FINANCE CORPORATION relating to a Loan Agreement dated January 30, 2014

THIS AGREEMENT is dated June 29, 2016 and made

BETWEEN:

(1)	VAALCO GABON (ETAME), INC., a corporation organized and existing under the laws of the State of Delaware, the United States of America and operating in Gabon through its branch (the "Borrower");
(2)	VAALCO ENERGY, INC., a corporation organized and existing under the laws of the State of Delaware, the United States of America (the "Sponsor", and together with the Borrower, the "Obligors"); and
(3)	INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Republic of Gabon ("IFC").

BACKGROUND

(A)

Pursuant to the terms and conditions set forth in the Loan Agreement dated as of January 30, 2014 between the Borrower and IFC (the "Loan Agreement"), the Borrower requested IFC to provide, and IFC agreed to provide, Loans and Rollover Loans (in the aggregate principal amount of up to sixty-five million Dollars ($65,000,000)) to implement the Project.

(B)	As of the date of this Agreement, the Borrower has taken disbursements under the Loan Agreement of Loans and Rollover Loans in the aggregate principal amount of $15,000,000.
(C)

Pursuant to this Agreement, which is supplemental to and amends the Loan Agreement, the Borrower and IFC have agreed to certain modifications to the Loan Agreement, including the conversion of the existing reserve based lending facility to a term loan facility and a reduction of the aggregate Commitment to twenty million Dollars ($20,000,000).

(D)

Also pursuant to this Agreement, IFC has agreed to a request by the Borrower to waive compliance with certain covenants under the Loan Agreement, subject to and in accordance with the terms and conditions set forth herein.

(E)	The Sponsor has consented to the amendments to the Loan Agreement contemplated by this Agreement.

IT IS AGREED as follows:

1.	Interpretation
1.1	Definitions
(a)	In this Agreement:
"Amended and Restated Loan Agreement" means the Loan Agreement as amended and restated by this Agreement.
(b)	Capitalized terms defined in the Loan Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

1.2	Construction

The provisions of Sections 1.04 (Interpretation), 8.05 (Applicable Law and Jurisdiction), 8.07 (Successors and Assignees), 8.08 (Amendments, Waivers and Consents), 8.09 (Counterparts),  8.10 (Severability) and 8.11 (Rights of Third Parties) of the Loan Agreement apply to this Agreement as though they were set out in full in this Agreement except that references to the Loan Agreement are to be construed as references to this Agreement.

2.	Amendments
(a)	Subject as set out below, the Loan Agreement will be amended from the Effective Date so that it reads as if it were restated in the form set out in Schedule 2 (Amended and Restated Loan Agreement).
(b)

The "Effective Date" is the date on which the IFC notifies the Borrower that it has received all of the documents set out in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the IFC.

(c)

If IFC fails to give the notification under paragraph (b) above on or before the day falling 10 Business Days after the date of this Agreement, the Loan Agreement will not be amended in the manner contemplated by this Agreement.

3.	Waivers
3.1	Request for Conditional Waiver of Section 6.01(o)
(a)

Pursuant to Section 6.01(o) of the Loan Agreement, the Borrower covenants to ensure that on each Quarter End Date, the ratio of Net Debt as at that Quarter End Date to EBITDAX for the Relevant Period ending on that Quarter End Date shall be less than 3.0:1.  For each of the Quarter End Dates that will occur on June 30, 2016, September 30, 2016 and December 31, 2016, the Borrower has determined that the ratio of Net Debt to EBITDAX will exceed 3.0:1.

(b)

In accordance with Sections 5.04 and 8.08 of the Loan Agreement and in order to permit the Borrower to enter into this Agreement and to request disbursement of the Term Loans, IFC hereby agrees to the request of the Borrower to waive compliance with the covenant in Section 6.01(o) for each of the Quarter End Dates occurring on June 30, 2016, September 30, 2016 and December 31, 2016, subject to the condition that the Borrower shall ensure that on each of June 30, 2016, September 30, 2016 and December 31, 2016, the ratio of Net Debt as at that Quarter End Date to EBITDAX for the Relevant Period ending on that Quarter End Date shall be less than 5.0:1.

3.2	Request for Conditional Waiver of Section 6.02(a)(ii)(D)
(a)

Pursuant to Section 6.02(a)(ii)(D) of the Loan Agreement, the Borrower covenants that it shall not make any Restricted Payments if,  either prior to or after making such Restricted Payment, the ratio of Net Debt as at the most recent Quarter End Date to EBITDAX for the Relevant Period ending on that Quarter End Date would be equal to or greater than 3.0:1.  For each of the Quarter End Dates that will occur on June 30, 2016, September 30,

2016 and December 31, 2016, the Borrower has determined that the ratio of Net Debt to EBITDAX will exceed 3.0:1.

(b)In accordance with Sections 5.04 and 8.08 of the Loan Agreement, IFC hereby agrees to the request of the Borrower to waive compliance with the condition in 6.02(a)(ii)(D) for any Restricted Payment requested during the Restricted Payment Periods immediately following June 30, 2016, September 30, 2016 and December 31, 2016, subject to the conditions that (i) the Borrower shall not make any Restricted Payments during such Restricted Payment Periods if, either prior to or after making such Restricted Payment, the ratio of Net Debt as at the relevant Quarter End Date to EBITDAX for the Relevant Period ending on that Quarter End Date would be equal to or greater than 5.0:1 and (ii) any such Restricted Payments shall be applied by the Sponsor to conduct its business and the business of the Borrower in the ordinary course so as to maintain each business as a going concern.

3.3	Effectiveness of Waivers

The waivers contained in this Section 3 shall become effective as of the Effective Date.

4.	Agreement and Acknowledgement
4.1	Filing with MOF and MOH

Within 10 Business Days after the Effective Date, the Borrower agrees to file a copy of this Agreement with each of the Minister in charge of Finance of Gabon and the Minister in charge of Petroleum of Gabon.

4.2	Conversion Obligations

Each of the Obligors acknowledges and confirms the obligation of the Borrower to complete the Conversion to the satisfaction of IFC in accordance with the terms of Section 5.01(a) of the Loan Agreement and that certain Waiver Letter dated as of August 25, 2014, by and among the Borrower, the Sponsor, and VAALCO International (as modified on or about May 6, 2015).

5.	Representations
5.1	Representations

The representations and warranties set out in this Section 5 are made on the date of this Agreement to IFC by each Obligor.

5.2	Legal validity
(a)	This Agreement is its legally binding, valid and enforceable obligation.
(b)	This Agreement is in the proper form for its enforcement in the jurisdiction of its incorporation.

5.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Agreement does not conflict with:

(a)	any law or regulation applicable to it;
(b)	its Charter; or
(c)	any document which is binding upon it in a manner which has or is reasonably likely to have a Material Adverse Effect.
5.4	Power and authority

It has the power to enter into and perform, and has taken all necessary action to authorize the entry into and performance of, this Agreement and the transactions contemplated by this Agreement.

5.5	Authorizations

All Authorizations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Agreement have been obtained or effected (as appropriate) and are in full force and effect.

5.6	Loan Agreement
(a)	The Borrower confirms to IFC that on the date of this Agreement and on the Effective Date, the representations and warranties in Section 4.01 (Representations and Warranties) of the Loan Agreement:
(i)	are true; and
(ii)	would also be true if references to the Loan Agreement are construed as references to the Amended and Restated Loan Agreement.
(b)

In each case, the representations and warranties made in Article IV of the Loan Agreement are true and correct in all material respects on and as of the date of this Agreement and the Effective Date with the same effect as if those representations and warranties had been made on and as of the date of this Agreement and the Effective Date.

5.7	Guarantee, Subordination and Share Retention Agreement
(a)

The Sponsor confirms to IFC that on the date of this Agreement and on the Effective Date, the representations and warranties in Section 18.01 (Sponsor’s Representations and Warranties) of the Guarantee, Subordination and Share Retention Agreement:

(i)	are true; and
(ii)	would also be true if references to the Loan Agreement are construed as references to the Amended and Restated Loan Agreement.

(b)

In each case, the representations and warranties made in Section 18.01 (Sponsor’s Representations and Warranties) of the Guarantee, Subordination and Share Retention Agreement are true and correct in all material respects on and as of the date of this Agreement and the Effective Date with the same effect as if those representations and warranties had been made on and as of the date of this Agreement and the Effective Date.

6.	Guarantee

On the Effective Date, each Obligor:

(a)	confirms its acceptance of the Amended and Restated Loan Agreement;
(b)	agrees that it is bound as an Obligor by the terms of the Amended and Restated Loan Agreement; and
(c)	in the case of Sponsor, confirms that its guarantee and other obligations under the Guarantee, Subordination and Share Retention Agreement:
(i)	continue in full force and effect on the terms of the Amended and Restated Loan Agreement; and
(ii)	extend to the obligations of the Obligors under the Transaction Documents (including the Amended and Restated Loan Agreement).
7.	Security
7.1	Confirmation

On the Effective Date, the Borrower confirms that:

(a)

any security interest created by it under the Debenture and the Reinsurance Assignment Deed extends to the obligations of the Borrower under the Transaction Documents (including the Amended and Restated Loan Agreement) subject to any limitations set out in the Debenture and the Reinsurance Assignment Deed;

(b)

the obligations of the Borrower arising under the Amended and Restated Loan Agreement are included in the Secured Obligations (as defined in each of the Debenture and the Reinsurance Assignment Deed) subject to any limitations set out in the Debenture and the Reinsurance Assignment Deed; and

(c)	the security interests created under the Security Documents continue in full force and effect on the terms of the respective Security Documents.
7.2	No New Security Interest

No part of this Agreement is intended to or will create a registrable Security (as defined in the Debenture).

8.	Miscellaneous
(a)	Each of this Agreement and the Amended and Restated Loan Agreement is a Transaction Document.
(b)

Subject to the terms of this Agreement, the Amended and Restated Loan Agreement will remain in full force and effect and, from the Effective Date, the Amended and Restated Loan Agreement and this Agreement will be read and construed as one document.

(c)

The waivers set forth in Section 3 shall not constitute a waiver of any action or transaction other than as specifically provided in Section 3, and shall not constitute a modification of any provision, term or condition of the Amended and Restated Loan Agreement or any other Transaction Document except solely to the extent and solely for the purposes described in Section 3.   Other than as expressly set out in Section 3, such waivers do not waive or impair in any way IFC’s rights under the Amended and Restated Loan Agreement or other Transaction Documents, in particular any remedy for breach of any of the covenants by any of the Borrower, the Sponsor or VAALCO International.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

Conditions Precedent

1.	Corporate documentation

1.1A certified copy of the Charter of the Sponsor

1.2A Certificate of Incumbency and Authority of the Borrower in the form of Schedule 1 to the Amended and Restated Loan Agreement

1.3A Certificate of Incumbency and Authority of the Sponsor in the form of Schedule 1 to the Amended and Restated Loan Agreement

2.	Legal opinions

2.1A legal opinion of Andrews Kurth LLP as to Delaware law, addressed to IFC.

2.2A legal opinion of in house counsel, addressed to IFC.

2.3A legal opinion of Allen & Overy LLP as to English law, addressed to IFC.

2.4A legal opinion of Project Lawyers as to Gabonese law, addressed to IFC.

3.	Other documents and evidence

(a)Written confirmation of VAALCO International that its obligations under the Pledge of Shares shall continue in full force and effect on the terms of the Pledge of Shares notwithstanding the amendment and restatement of the Loan Agreement.

(b)Certifications of the Borrower, made as of the Effective Date, in the form included in Schedule 2 to the Amended and Restated Loan Agreement, relating to the conditions specified in Section 5.02 of the Amended and Restated Loan Agreement.

(c)An updated IFC Base Case.

(d)A  certified copy of any other Authorization or other document, opinion or assurance which the IFC considers to be necessary or desirable (if it has notified the Borrower and/or the Sponsor accordingly) in connection with the entry into and performance of the transactions contemplated by, this Agreement or for the validity and enforceability of this Agreement.

(e)Evidence satisfactory to IFC that the amount standing to the credit of the VAALCO Operating Account is not less than the Minimum Interest/Fees Reserve Amount.

(f)Evidence that all fees, costs and expenses then due and payable from the Borrower under this Agreement (including all fees and expense of IFC’s counsel incurred in connection with this Agreement) have been paid.

Schedule 2

Amended and Restated Loan Agreement

Amended & Restated
Loan Agreement

between

VAALCO GABON (ETAME), INC.

and

INTERNATIONAL FINANCE CORPORATION

Dated January 30, 2014,
as amended and restated on June 29, 2016,

AMENDED & RESTATED LOAN AGREEMENT

THIS AGREEMENT is dated January 30, 2014, as amended and restated on June 29, 2016, between:

(1)VAALCO GABON (ETAME), INC., a corporation organized and existing under the laws of the State of Delaware, the United States of America and operating in Gabon through its branch (the "Borrower"); and

(2)INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Republic of Gabon ("IFC").

ARTICLE I

Definitions and Interpretation

Section 1.01.  General Definitions.  Wherever used in this Agreement, the following terms have the meanings opposite them:

"Accounting Principles"United States Generally Accepted Accounting Principles (US-GAAP) promulgated by the Financial and Accounting Standards Board, together with its pronouncements thereon from time to time, and applied on a consistent basis;

"Additional Term Tranche"has the meaning assigned to it in Section 3.01(a)(iv) or, where the context so requires, the amount of the facility disbursed and outstanding thereon to the extent not cancelled or reduced pursuant to this Agreement;

"Additional Term Tranche

Commitment"five million Dollars ($5,000,000) to the extent not cancelled or reduced by IFC under this Agreement;

"Affiliate"in respect of any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such Person;

"Affiliate

Subordinated Debt"has the meaning assigned to it in the Guarantee, Subordination and Share Retention Agreement;

"Annual Monitoring

Report"the annual monitoring report substantially in the form attached as Schedule 10 hereto setting out the specific social, environmental and developmental impact information to be provided by the Borrower in respect of the Project as such form of Annual Monitoring Report may be amended or supplemented from time to time with IFC's consent;

"Applicable E&S Law" all applicable statutes, laws, ordinances, rules and regulations of Gabon, including licenses, permits or other governmental Authorizations setting standards concerning environmental, social, labor, health and safety or security risks of the type contemplated by the Performance Standards or imposing liability for the breach thereof;

"Auditors"Deloitte or such other firm that the Borrower appoints from time to time as its auditors pursuant to Section 6.01 (d) (Affirmative Covenants);

"Authority"any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

"Authorization"any consent, registration, declaration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors' and stockholders' approvals or consents;

"Authorized Investments"(a)cash in hand and/or time deposits in Dollars with the VAALCO Accounts Bank;

(b)Dollar-denominated commercial paper maturing in 270 days or less from the date of issuance which at the time of acquisition is rated A-1 or better by Standard & Poor's Ratings Group or P-1 or better by Moody's Investor Service, Inc.; and

(c)Dollar-denominated bank instruments maturing within one year after their acquisition, issued by Eligible Banks;

"Authorized Representative"any natural person who is duly authorized by the Borrower, VAALCO International or the Sponsor, as the case may be, to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered to IFC;

"Available Amount" for any Tranche, as of any time, the Maximum Available Amount for that Tranche,

minus:

(1)the amount of any Loans then outstanding under that Tranche; and

(2)in relation to any proposed Loan under that Tranche (other than a Rollover Loan), the amount of any Loans that have been requested by the Borrower and are due to be made under that Tranche on or before the date of the proposed Loan;

"Availability Period"subject to the conditions set forth in Article V, (i) for any Revolving Loan, the period from the date of this Agreement to but excluding the Effective Date and (ii) for the Term Loan under the Additional Term Tranche, the period beginning on and including the Effective Date to and including December 31, 2016;

"Borrower"has the meaning assigned to it in the preamble of this Agreement;

"Business Day"a day when banks are open for business in New York, New York or, solely for the purpose of determining the Interest Rate other than pursuant to Section 3.03 (d) (ii) (Interest), London, England;

"CAO"the Compliance Advisor Ombudsman, an independent accountability mechanism for IFC that impartially responds to environmental and social concerns of affected communities and aims to enhance outcomes;

"CEMAC"the Central African Economic and Monetary Community;

"CEMAC Act"CEMAC act n°01/CEMAC/UMAC/CM dated 2 October 2012 as published in the gazette of the Republic of Gabon on 15 October 2013;

"Certificate of Incumbency

and Authority"a certificate provided to IFC in the form of Schedule 1;

"Charter"with respect to the Borrower or any other Person (other than a natural Person), its articles of incorporation, bylaws, and/or such other constitutive documents of that Person, howsoever called;

"Coercive Practice"has the meaning assigned to it in Annex A;

"Collusive Practice"has the meaning assigned to it in Annex A;

"Commitment"(i) for the Senior Tranche, the Senior Tranche Commitment, (ii) for the Subordinated Tranche, the Subordinated Tranche Commitment, (iii) for the Initial Term Tranche, the Initial Term Tranche Commitment and (iv) for the Additional Term Tranche, the Additional Term Tranche Commitment;

"Contribution Agreement"the agreement to be entered into between VAALCO Gabon (Etame), Inc. and VAALCO Gabon S.A. in connection with the Conversion and associated documentation and other formalities required for the enforceability thereof (including enforcement against third parties),  all in form and substance satisfactory to IFC;

"Control"the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of fifty-one per cent (51%) or more of the voting share capital of a Person is deemed to constitute control of that Person, and "Controlling" and "Controlled" have corresponding meanings;

"Conversion"has the meaning assigned to it in Section 5.01(a);

"Corrupt Practice"has the meaning assigned to it in Annex A;

"Crude Oil Entitlement

Report"the monthly report prepared by the Operator that provides details regarding actual crude oil lifting;

"Debenture"the agreement entitled "Debenture" to be entered into between the Borrower and IFC and in form and substance satisfactory to IFC;

"Delaware"the State of Delaware, United States of America;

"Derivative Transaction"any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices;

"Determination Period"initially, the period from the date of this Agreement to the first Scheduled Redetermination Date, and thereafter each period of six (6) months beginning on a Redetermination Date and ending on the day immediately before the next following Redetermination Date;

"Development Plans"(i) the development and production program(s) relating to the EEA for the Etame field approved by the GOG on November 8, 2001 and November 17, 2003 and any extensions or amendments thereof, (ii) the development and production program(s) relating to the EEA for the Avouma and South Tchibala fields approved by the GOG on March 25, 2005 and any extensions or amendments thereof, and (iii) any other appraisal, development and production programs in relation to the Production Sharing Contract for which the Borrower has received all necessary Authorizations;

"Dispute"has the meaning assigned to it in Section 8.05 (b);

"Dollars" and "$"the lawful currency of the United States of America;

"E&S Action Plan" the plan or plans developed by the Borrower, a copy of which is attached hereto as Annex B setting out specific social and environmental measures to be undertaken by the Borrower to enable the Project to be constructed, equipped and operated in compliance with the Performance Standards, as such plan may be amended or supplemented from time to time with IFC's consent;

"E&S Management System"the Borrower's social and environmental management system, as defined in the E&S Action Plan, enabling it to identify, assess and manage Project risks on an ongoing basis;

"Ebouri Project"the installation of a new platform with crude oil sweetening facilities in the Ebouri field;

"Ebouri Project

Authorizations"the Authorizations set forth in Part 3 of Annex C;

"Effective Date"has the meaning assigned to it in the Supplemental Agreement;

"EHS Guidelines"World Bank Group's  Environmental, Health and Safety Guidelines for Offshore Oil and Gas Developments, dated April 30, 2007;

"Eligible Bank"a bank in England, with an office in London, having capital, surplus and undistributed profits of at least US$500,000,000 (or the equivalent thereof in any other currency) and a long-term debt rating of A or better by Standard & Poor's Ratings Group or A3 or better by Moody's Investors Service, Inc.;

"Environmental Impact

Assessment(s)" or "EIA(s)"the environmental and social impact assessment report(s) pertaining to the Project, prepared by or on behalf of the Borrower in respect of its operations in accordance with the Applicable E&S Law;

"Etame Accounts"the Etame Revenue Account, the Etame Operating Account, and the Tinworth Escrow Account;

"Etame Accounts

Agreement"the agreement entitled the "Etame Field Trustee and Paying Agent Agreement" dated 26 June 2002, and amended on November 26, 2002 and February 1, 2006, between the Borrower, the Etame Accounts Bank and the Etame Trustee and Paying Agent, pursuant to which the Etame Accounts have been established, and are operated and maintained;

"Etame Accounts Bank"The Bank of New York Mellon, London Branch, with which the Etame Trustee and Paying Agent has established, operates and maintains the Etame Accounts under the Etame Accounts Agreement, or such successor entity as may be appointed pursuant to the Etame Accounts Agreement;

"Etame Block"the area approximately 45 kilometers offshore of the southern coast of Gabon identified as the "Delimited Area"  (Zone Délimitée) in the PSC;

"Etame Block Field(s)"the exploitation areas within the Etame Block, including the Etame field, the Avouma and South Tchibala fields, the Ebouri field, the Southeast Etame and North Tchibala fields and any other fields that contain hydrocarbon accumulations, and in relation to which one or more EEAs shall from time to time have been granted by GOG;

"Etame Block Assets"the present and future assets used in connection with exploration, appraisal, development, maintenance and/or operation of the Etame Block Fields or in the Etame Block;

"Etame Operating

Account" an interest-bearing account established and maintained by the Etame Trustee and Paying Agent with the Etame Accounts Bank, in accordance with Section 4.1 of the Etame Accounts Agreement;

"Etame Revenue Account"an interest bearing account established and maintained by the Etame Trustee and Paying Agent with the Etame Accounts Bank, in accordance with Section 2.1 of the Etame Accounts Agreement;

"Etame Trustee and Paying

Agent"The Bank of New York Mellon, London Branch, which has established, operates and maintains the Etame Accounts under the Etame Accounts Agreement, or such successor entity as may be appointed pursuant to the Etame Accounts Agreement;

"Event of Default"any one of the events specified in Section 7.02 (Events of Default);

"Exclusive Exploitation

Authorization" or "EEA"any Exclusive Exploitation License granted by the GOG to the Borrower under the PSC, including any extensions or amendments thereof, with respect to any fields in the Etame Block;

"Facility"has the meaning assigned to it in Section 3.01, or, where the context so requires, the amount of the Senior Tranche, the Subordinated Tranche,  the Initial Term Tranche and the Additional Term Tranche to the extent not cancelled or reduced pursuant to this Agreement;

"Facility Reduction

Commencement Date"the Interest Payment Date in June 2016;

"Facility Reduction Date"the Facility Reduction Commencement Date and each Scheduled Redetermination Date thereafter, to and including the Final Maturity Date;

"Field Life End Date"the date (included in the IFC Base Case) which is the earlier of:

(a)the anticipated date on which the operation of the Borrowing Base Assets is expected to cease, for economic reasons as production therefrom is no longer commercially viable; and

(b)the License Termination Date;

"Final Maturity Date"June 30, 2019;

"First Loan"the first Loan made under the Facility;

"First Repayment Date"the date on which the Borrower has made the first repayment of principal of the Term Loans in accordance with Section 3.05 (Repayments);

"Fred.Olsen

 Guarantee"the Contractor Parent Company Guarantee dated October 25, 2007, issued by Fred. Olsen Production ASA and Prosafe SE, jointly and severally, in favor of the Borrower guaranteeing the obligations of Tinworth Limited under the FPSO Contract;

"Fiscal Quarter"any consecutive three-month period ending on March 31, June 30, September 30 and December 31, which may be changed from time to time as a result of permitted changes to the Borrower's or Sponsor's respective Fiscal Years, as the case may be;

"Fiscal Year"the accounting year of the Borrower or the Sponsor, commencing each year on January 1 and ending on the following December 31, or such other period as the Borrower or the Sponsor, as the case may be, with IFC's consent, from time to time designates as its accounting year;

"FPSO"a registered floating, production, storage and offloading tanker facility and its mooring system;

"FPSO Contract"the Contract for the Provision and Operation of an FPSO between the Borrower and Tinworth Limited dated August 20, 2001, as amended on June 21, 2002, March 31, 2005, October 16, 2007, January 1, 2012 and March 4, 2016;

"Fraudulent Practice"has the meaning assigned to it in Annex A;

"Gabon"The Gabonese Republic;

"GOG"the government of the Gabonese Republic;

"Guarantee, Subordination

 and Share Retention

Agreement"the agreement entitled "Guarantee, Subordination and Share Retention Agreement" to be entered into between the Borrower, the Sponsor and IFC and in form and substance satisfactory to IFC;

"Houston Account"the Dollar-denominated account in Houston, Texas, United States of America, established and maintained by the Borrower with JP Morgan Chase Bank under account number 010000307181, pursuant to Section 4.8 of the JOA, including any balance standing to the credit of such account from time to time and the interest credited thereto;

"IFC"has the meaning assigned to it in the preamble of this Agreement;

"IFC Base Case"the Initial IFC Base Case, as updated from time to time, in a form and substance satisfactory to IFC (acting in its sole discretion);

"IFC Base Case

Assumptions"the assumptions and principles, including the Agreed Oil Price and Reserves Criteria, in respect of the IFC Base Case and set forth in Schedule 7, as such assumptions and principles may be adjusted from time to time in the determination of IFC in its sole discretion;

"Increased Costs" the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, IFC or any Participant in connection with the making or maintaining of any Loan or Participation that result from:

(i)any change in any applicable law or regulation or directive (whether or not having force of law) or in its interpretation or application by any Authority charged with its administration; or

(ii)compliance with any request from, or requirement of, any central bank or other monetary or other Authority;

which, in either case, after the date of this Agreement: (A) imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by, IFC or that Participant; (B) imposes a cost on IFC as a result of IFC having made any Loan or on that Participant as a result of that participant having acquired its Participation that reduces the rate of return on the overall capital of IFC or that Participant that it would have achieved, had IFC not made such Loan or that Participant not acquired its Participation, (C) changes the basis of taxation on payments received by IFC in respect of any Loan or by that Participant with respect to its Participation (otherwise than by a change in taxation of the overall net income of IFC or that Participant imposed by the jurisdiction of its incorporation or in which it books its Participation or in any political subdivision of any such jurisdiction); or (D) imposes on IFC or on that Participant any other condition regarding the making or maintaining of any Loan or that Participant's Participation in any Loan; but excluding any incremental costs of making or maintaining a Participation that are a direct result of that participant having its principal office in Gabon or having or maintaining a permanent office or establishment in Gabon, if and to the extent that permanent office or establishment acquires that Participation;

"Increased Costs

Certificate"a certificate provided from time to time by IFC (based on a certificate to IFC from any Participant) certifying: (i) the circumstances giving rise to the Increased Costs; (ii) that the costs of IFC or, as the case may be, that Participant have increased or the rate of return of either of them has been reduced; (iii) that, IFC or, as the case may be, that Participant has, in its opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, and (iv) the amount of Increased Costs;

"Independent Engineer"Netherland Sewell and Associates, Inc. (NSAI) or other such independent reservoir engineer based in the United States of internationally recognized standing, acceptable to IFC (the fees and expenses of all of which services shall be for the account of the Borrower);

"Initial IFC Base Case"the cash flow forecast calculated in accordance with the financial model, based on the IFC Base Case Assumptions and using financial and technical information submitted by the Borrower, pursuant to which IFC shall in its sole discretion determine the initial Borrowing Base Amount prior to and as a condition of making the First Loan;

"Initial Term Tranche"has the meaning assigned to it in Section 3.01(a)(iii) or, where the context so requires, the amount of the facility disbursed and outstanding thereon to the extent not cancelled or reduced pursuant to this Agreement;

"Initial Term Tranche

Commitment"fifteen million Dollars ($15,000,000) to the extent not cancelled or reduced by IFC under this Agreement;

"Interim

Redetermination Date"any interim date (other than a Scheduled Redetermination Date) specified as an “Interim Redetermination Date” from time to time by notice from IFC to the Borrower (any such date to be not less than ninety (90) days after such notice);

"Interest Determination

Date"except as otherwise provided in Section 3.03 (d) (ii) (Interest), the second Business Day before the beginning of each Interest Period;

"Interest Payment Date" March 31,  June 30,  September 30 or December 31 in any year;

"Interest Period" each period of three (3) months, in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to each Loan when it means the period beginning on the date on which that Loan is made and ending on the day immediately before the next following Interest Payment Date;

"Interest Rate"for any Interest Period, the rate at which interest is payable on any Loan during that Interest Period, determined in accordance with Section 3.03 (Interest);

"Joint Operating

 Agreement" or "JOA"the Joint Operating Agreement dated April 4, 1997, between the Borrower and the other Project Partners referred to in subclause (i) of that definition, as amended on January 15, 2001, September 5, 2002 and December 31, 2004;

"LIBOR"interbank offered rates for deposits in Dollars, administered by the British Bankers' Association ("BBA") (or NYSE Euronext or any applicable successor entity), which appear on the relevant page of the Reuters Service (currently page LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such rates; provided that if the BBA (or NYSE Euronext, or any applicable successor entity)  for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in Dollars,  "LIBOR" shall mean the rate determined pursuant to Section 3.03 (d) (Interest);

"License Termination Date"the earlier of the date of expiry of:

(a)the PSC; or

(b)any EEA or other Authorization required for the production from the Borrowing Base Assets or the operation of the Borrowing Base Assets;

"Lien"any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker's lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

"Loan"for each Tranche, the principal amount of each borrowing under that Tranche, or as the context requires, the principal amount outstanding of that borrowing; provided that for the avoidance of doubt, and in accordance with Section 3.02 (b), on each Scheduled Redetermination Date all Revolving Loans (including Rollover Loans) outstanding prior to such date under that RBL Tranche shall (to the extent not repaid and subject to the fulfillment of the conditions for the making of each Revolving Loan set forth in Section 5.02 and 5.03) be rolled over into a single Revolving Loan under that RBL Tranche on such date;

"Market Disruption Event" before the close of business in London on the Interest Determination Date for the relevant Interest Period, the cost to IFC or Participants whose Participations in the Loans represent in the aggregate 30% or more of the outstanding principal amount of the Loans under the Senior Tranche or any Term Tranche (as notified to IFC by such Participants), of funding any Loan or such Participations (as applicable) would be in excess of LIBOR;

"Marketing Contract"at any time, the agreement(s) entered into by the Borrower for the marketing and transportation of the Borrower's share of the oil produced from the Etame Block Field(s), including (for the avoidance of doubt) any Crude Oil Sales Contract (as such term is used and defined in the Etame Accounts Agreement) so entered into by the Borrower;

"Material Adverse Effect" a material adverse effect on:

(i)the Borrower, VAALCO International or the Sponsor or their respective assets or properties;

(ii)the Borrower's, VAALCO International's or the Sponsor's business prospects or financial condition;

(iii)the implementation of the Project or the carrying on of the Borrower's business or operations; or

(iv)the ability of the Borrower, VAALCO International or the Sponsor to comply with their respective obligations under this Agreement or any other  Transaction Document or Material Contract;

"Material Contracts"each Project Document listed in clauses (a) through (i) of the definition of Project Documents and any other Project Document designated by IFC (in consultation with the Borrower) as material to the Project;

"Maximum

Available Amount"(a)for either RBL Tranche, as of any time, the lesser of (i) the Commitment for that RBL Tranche and (ii) the Borrowing Base Amount for that RBL Tranche, in each case as then in effect;

(b)for the Initial Term Tranche, the Initial Term Tranche Commitment; and

(c)for the Additional Term Tranche, the Additional Term Tranche Commitment;

"Minimum Interest/Fees

 Reserve Amount"(a) at any time prior to the Effective Date, the amount calculated in accordance with the definition of "Minimum Interest/Fees Reserve Amount" under the VAALCO Accounts Agreement;

(b)at any time during the period beginning on and including the Effective Date to the Final Maturity Date, three million Dollars ($3,000,000) Dollars, provided that:

(i)if, as of September 15, 2016, the Additional Term Tranche has not been disbursed or cancelled, such amount shall be four million two hundred fifty thousand Dollars ($4,250,000) for the period beginning on and including September 30, 2016 to but excluding the First Repayment Date (subject to clause (ii) below); and

(ii)if, as of December 15, 2016, the Additional Term Tranche has not been disbursed or cancelled, such amount shall be five million five hundred thousand Dollars ($5,500,000) for the period beginning on and including December 31, 2016 to but excluding the First Repayment Date;

"Minimum Aggregate

Reserve Amount"has the meaning assigned to it in the VAALCO Accounts Agreement;

"Minimum Project CapEx

 Reserve Amount"has the meaning assigned to it in the VAALCO Accounts Agreement;

"MOF Loan

 Authorization"the Authorization of the Minister in charge of Finance of Gabon of the financing contemplated by this Agreement, in form and substance acceptable to IFC;

"MOH Loan

 Authorization"the Authorization of the Minister in charge of Petroleum of Gabon of the financing contemplated by this Agreement, in form and substance acceptable to IFC;

"Obstructive Practice"has a meaning assigned to it in Annex A;

"Officer"any of the President, Chief Executive Officer, Chief Financial Officer or Chief Operating Officer (or their functional equivalents) of the Borrower, the Sponsor, or any of their respective Affiliates, as the case may be;

"Official"any officer of a political party or candidate for political office in Gabon or any officer or employee (i) of the GOG (including any legislative, judicial, executive or administrative department, agency or instrumentality thereof), (ii) of any local Authority in Gabon or (iii) of a public international organization;

"Operator"the party designated as such pursuant to the PSC and the JOA, which, as of the date of this Agreement, is the Borrower;

"Participant"any Person who acquires a Participation;

"Participation"a participating interest in any Loan, or as the context requires, in any disbursement thereof;

"Performance Standards"IFC's Performance Standards on Social & Environmental Sustainability, dated January 1, 2012, copies of which have been delivered to and receipt of which has been acknowledged by the Borrower;

"Permitted Debt"(i)the Loans;

(ii)Affiliate Subordinated Debt;

(iii)the deferred purchase price of assets or services included in the approved Work Program and Budget where payment for such asset or service is deferred for a period of no more than 90 days; provided that the aggregate amount of all such indebtedness outstanding at any time shall not exceed one million Dollars ($1,000,000) (or its equivalent in other currencies);

(iv)any Financial Lease in an aggregate amount not exceeding two hundred and fifty thousand Dollars ($250,000) (or its equivalent in other currencies) at any time outstanding; and

(v)any other short-term Debt for working capital purposes incurred in the ordinary course of business in an aggregate amount not exceeding one million Dollars ($1,000,000) (or its equivalent in other currencies);

"Permitted Lien"(i)the Security;

(ii)the naming of IFC as loss payee under the Borrower's insurance policies and/or the Borrower's share (as determined in accordance with the PSC and JOA) of the insurance policies related to the Etame Block Fields;

(iii)the Liens created under the FPSO Contract and the Etame Accounts Agreement;

(iv)any Lien arising (x) from any tax, assessment or other governmental charge or other Lien arising by operation of law or (y) in the ordinary course of business (and not to secure any Debt) under the JOA or the PSC in favor of other parties thereto, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as:

(A)those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any part of the Project, title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or the implementation of the Project or the carrying on of the business of the Borrower; and

(B)the Borrower has set aside adequate reserves sufficient to promptly pay in full any amounts that the Borrower may be ordered to pay on final determination of any such proceedings;

(v)any Lien arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights arising in connection with repurchase agreements and deposit accounts that are Authorized Investments;

(vi)minor easements, rights-of-way and other similar encumbrances on title to real property incurred in the ordinary course of business that, in each case, do not render title to the property encumbered thereby unmarketable or interfere in any material respect with the use of such property for the Project, and which could not reasonably be expected to have a Material Adverse Effect;

(vii)  any Lien incurred in connection with Permitted Debt described in clause (iv) of the definition of “Permitted Debt” (except for any such Lien on any property, revenues or other assets of the Borrower that are subject to the Security); and

(viii)  any Lien resulting from good faith deposits, pledges or letters of credit to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature  by the Borrower made in the ordinary course of business (and not to secure any Debt) (except for any such Lien on any property, revenues or other assets of the Borrower that are subject to the Security);

"Person"any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

"Platform Construction

Contract"the Master Service Agreement dated January 23, 2013, between the Borrower and Gulf Island, LLC and its Affiliates (as defined therein);

"Pledge of Shares"the agreement entitled "Pledge of Shares Agreement" to be entered into among the Borrower, VAALCO International and IFC and in form and substance satisfactory to IFC, pursuant to which all of the issued and outstanding shares of the Borrower are pledged to IFC as security for the Loans;

"Potential Event

of Default"any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

"Probable Reserves"in relation to the Borrowing Base Assets, those quantities of petroleum which are deemed to be recoverable from the Etame Block Fields as "Probable Reserves" in accordance with the guidelines of the US SEC Regulation S-X Section 210.4-10(a), the FASB Accounting Standards Codification Topic 932, Extractive Activities - Oil and Gas, and the 2007 Petroleum Resources Management System approved by the Society of Petroleum Engineers,  each as amended and in effect from time to time;

"Production Sharing

Contract" or "PSC"the Exploration and Production Sharing Contract dated as of July 7, 1995, between Gabon and the Borrower and other parties, collectively as the Contractor, as amended by an undated agreement between Gabon and the Borrower with retroactive effect to July 7, 2001, and by the subsequent amendments thereto dated as of April 13, 2006, November 26, 2009, January 5, 2012 (with retroactive effect to July 17, 2011) and April 25, 2016;

"Project"the project described in Section 2.01 (The Project);

"Project Documents"(a)the Production Sharing Contract;

(b)the Joint Operating Agreement;

(c)the FPSO Contract;

(d)the Fred.Olsen Guarantee;

(e)the Marketing Contracts, in effect from time to time;

(f)the Etame Accounts Agreement;

(g)the Exclusive Exploitation Authorizations;

(h)the Platform Construction Contract;

(i)the Transportation and Installation Contract; and

(k)each other contract, agreement or other instrument relating to the Project;

"Project Partners"at any time, the Borrower and (i) the other Parties (as such term is defined in the JOA) under the JOA, which, as of the date of this Agreement, are: ADDAX Petroleum Etame, Inc., Sasol Petroleum West Africa Limited, PetroEnergy Resources Corporation, Sojitz Etame Ltd. and Tullow Oil Gabon SA;

"Proved Reserves"in relation to any Borrowing Base Asset, those quantities of petroleum which are deemed to be recoverable from Etame Block Fields as "Proved Reserves" in accordance with the guidelines of the US SEC Regulation S-X Section 210.4-10(a), the FASB Accounting Standards Codification Topic 932, Extractive Activities - Oil and Gas, and the 2007 Petroleum Resources Management System approved by the Society of Petroleum Engineers,  each as amended and in effect from time to time;

"RBL Tranche"the Senior Tranche or the Subordinated Tranche;

"Redetermination Date" any Scheduled Redetermination Date or Interim Redetermination Date;

"Reduction Date"each Facility Reduction Date, and each Redetermination Date as of which it is determined that there is a reduction in the Borrowing Base Amount for either RBL Tranche;

"Reinsurance Assignment

Deed"the agreement entitled "Reinsurance Assignment Deed" to be entered into between the Gabonese issuer(s) of the Etame Block related insurance policies, IFC and the Borrower and in form and substance satisfactory to IFC;

"Relevant Spread" (i) with respect to the Senior Tranche, 3.75% per annum, (ii) with respect to the Subordinated Tranche, 5.75% per annum, and (iii) with respect to each Term Tranche, 5.75% per annum;

"Reserves Certification"the certification of any or all of the Etame Block Fields' Proved Reserves and Probable Reserves prepared from time to time by the Independent Engineer, including projected capital expenditures, operating expenses, annual production profiles and the economic life of the relevant Etame Block Fields;

"Reserves Report"an annual report prepared by the Independent Engineer and in form and substance satisfactory to IFC;

"Restricted Payments"all payments, including interest and principal, on Affiliate Subordinated Debt, dividends, transfers of funds and other distributions on share capital (whether in cash, shares, or in kind) and any purchase, redemption or other acquisition of shares by the Borrower;

"Restricted Payment Period"each period commencing on and including each Quarter End Date and ending on the forty-fifth (45th) day thereafter;

"Revolving Loan"any Loan under either RBL Tranche;

"Rollover Loan"in respect of either RBL Tranche, a Revolving Loan made on a Scheduled Redetermination Date in the same amount, as all or a portion of an outstanding Revolving Loan or Revolving Loans maturing on such Scheduled Redetermination Date under that RBL Tranche, and which is applied solely in refinancing all or a portion of such maturing Revolving Loan;

"Sanctionable Practice"any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined and interpreted in accordance with the Anti-Corruption Guidelines attached to this Agreement as Annex A;

"Scheduled

Redetermination Date"each Interest Payment Date falling in each month of June and December commencing at least six (6) months after the date of this Agreement and before the Final Maturity Date;

"Security"(a)a first ranking security interest over any and all of the Borrower's rights, title and interest in all Etame Block Assets;

(b)a first ranking security interest in all of the Borrower's share (as determined in accordance with the PSC and JOA) of all proceeds and receivables relating to and from the sale of oil production from the Etame Block Fields;

(c)a first ranking security interest in the funds (including any Authorized Investments made with such funds) held from time to time in the VAALCO Accounts;

(d)an assignment by way of security of the Borrower's rights, title and interest in and under the Material Contracts;

(e)an assignment by way of security of all rights and claims to any compensation or other special payments in respect of the Etame Block other than those arising in the normal course of Etame Block operations which are payable to the

Borrower by the GOG or any of its agencies or by any other party and for whatever reason;

(f)assignment by way of security of all rights, title and interest in and to the Borrower's share (as determined in accordance with the PSC and JOA) of the Etame Block related insurance policies and reinsurance policies and any proceeds thereof; and

(g)a first ranking pledge by VAALCO International of all its shares in the Borrower;

(h)any other security interest (including a first ranking pledge of all of the shares in VAALCO Gabon S.A.) required by IFC in connection with the Conversion;

"Security Documents"the documents providing for the Security consisting of:

(i)the Debenture;

(ii)the Pledge of Shares;

(iii)a letter from the GOG consenting to the creation of the Security;

(iv)the Reinsurance Assignment Deed; and

(v)any other document designated as such in connection with the Conversion;

"Senior Tranche"has the meaning assigned to it in Section 3.01(a)(i) or, where the context so requires, the amount of the facility disbursed thereon to the extent not cancelled or reduced pursuant to this Agreement;

"Senior Tranche

Commitment"at any time during a Specified Period, the amount (in Dollars) set opposite that Specified Period in the table in Part I of Schedule 9 to the extent not cancelled or reduced by IFC under this Agreement;

"Shell Bank" a bank that is incorporated in a jurisdiction in which it has no physical presence and that is not an Affiliate of a regulated bank or a regulated financial group;

"Specified Period"each period specified in the first column (headed "Specified Period") of the table set out in Schedule 9;

"Sponsor" VAALCO Energy, Inc., a corporation organized and existing under the laws of Delaware, that has a 100% shareholding in VAALCO International;

"Subordinated Tranche"has the meaning assigned to it in Section 3.01(a)(ii) or, where the context so requires, the amount of the facility disbursed thereon to the extent not cancelled or reduced pursuant to this Agreement;

"Subordinated Tranche

Commitment"at any time during a Specified Period, the amount (in Dollars) set opposite that Specified Period in the table in Part II of Schedule 9 to the extent not cancelled or reduced by IFC under this Agreement;

"Subsidiary"with respect to any Person, any entity:

(i)over 50% of whose capital is owned, directly or indirectly, by that Person;

(ii)for which that Person may nominate or appoint a majority of the members of the board of directors or such other body performing similar functions; or

(iii)which is otherwise effectively Controlled by that Person;

"Supplemental Agreement"the Supplemental Agreement dated as of June 29, 2016, by and among the Borrower, the Sponsor and IFC;

"Taxes"any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

"TEG Regulations"the laws and regulations implementing the provisions in the CEMAC Act in Gabon.

"Term Loan"a Loan under a Term Tranche;

"Term Tranche"the Initial Term Tranche or the Additional Term Tranche;

"Texas"the State of Texas, United States of America;

"Tinworth Escrow Account"an interest-bearing account for the benefit of Tinworth Limited, which shall not have a balance of a principal amount in excess of $1,652,500, that is established, operated and maintained by the Etame Trustee and Paying Agent with the Etame Accounts Bank, in accordance with Section 5.1 of the Etame Accounts Agreement;

"Tinworth Limited"Tinworth Limited, a company incorporated under the laws of Bermuda;

"Tranche"the Senior Tranche, the Subordinated Tranche, the Initial Term Tranche or the Additional Term Tranche;

"Transaction Documents"(i)this Agreement;

 (ii)the Security Documents;

(iii)the Guarantee, Subordination and Share Retention Agreement;

(iv)the VAALCO Accounts Agreement;

(v)the Supplemental Agreement;

(vi)any other document entered into and designated as such in connection with the Conversion; and

(vii)any other agreement, document or instrument designated as such in writing by the Borrower and IFC;

"Transportation and

Installation Contract"the Master Service Agreement dated June 19, 2013, by and between the Borrower and EMAS AMC, Inc.;

"VAALCO Accounts"the VAALCO Operating Account and the VAALCO Insurance Proceeds Account;

"VAALCO Accounts

Agreement"the agreement entitled "VAALCO Accounts Agreement" to be entered into between IFC, the Borrower and the VAALCO Accounts Bank and in form and substance satisfactory to IFC, pursuant to which the VAALCO Accounts will be operated and maintained;

"VAALCO Accounts Bank"The Bank of New York Mellon, London Branch,  with which the VAALCO Accounts will be operated and maintained under the VAALCO Accounts Agreement, or such successor entity as may be appointed pursuant to the VAALCO Accounts Agreement;

“VAALCO Gabon S.A.”has the meaning assigned to it in Section 5.01(a);

"VAALCO Insurance

 Proceeds Account"an interest-bearing account designated as the "Insurance Proceeds Account" to be operated and maintained by the Borrower with the VAALCO Accounts Bank, pursuant to the VAALCO Accounts Agreement;

"VAALCO International"VAALCO International Inc., a corporation organized and existing under the laws of Delaware;

"VAALCO Operating

Account"an interest-bearing account to be operated and maintained by the Borrower with the VAALCO Accounts Bank, into which advances of the Loans are to be made and into which the Dollar proceeds of the Borrower's share of the net proceeds generated from the export sales of oil from the Project will be deposited, minus the payment of royalties to the GOG in accordance with the PSC and any other payments required in accordance with the Etame Accounts Agreement;

"Work Program and

Budget"has the meaning assigned to it in the JOA.

"World Bank"the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.

Section 1.02.  Financial Definitions. (a)  Wherever used in this Agreement, unless the context otherwise requires, the following terms have the meanings opposite them:

"Abandonment

Obligation"the amount of any obligation of the Borrower under the Project Documents relating to abandonment of all or any part of the Borrowing Base Assets (including any physical assets associated with the Borrowing Base Assets);

"Agreed Oil Price"has the meaning assigned to it in Schedule 7 of this Agreement;

"Borrowing Base Amount"for the Senior Tranche, the Senior Borrowing Base Amount, and for the Subordinated Tranche, the Subordinated Borrowing Base Amount;

"Borrowing Base Assets"the Borrower's  28.07% working interest (as determined in accordance with the PSC and JOA) in the development areas in and surrounding the Etame Block Fields;

"Calculation Period"each period of six (6) months beginning on a Semi-Annual Date and ending on the day immediately before the next following Semi-Annual Date;

"Debt"with respect to the Borrower, the aggregate of all obligations (whether actual or contingent) of the Borrower, to pay or repay money including:

(i)all Indebtedness for Borrowed Money;

(ii)the aggregate amount then outstanding of all liabilities of any party to the extent the Borrower guarantees them or otherwise directly or indirectly obligates itself to pay them;

(iii)all liabilities of the Borrower (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including by way of discount or factoring of book debts or receivables;

(iv)all liabilities of the Borrower (actual or contingent) under its Charter, any resolution of its shareholders, or any agreement or other document binding on the Borrower to redeem any of its shares;

(v)all liabilities of the Borrower under the FPSO Contract; and

(vi)all Abandonment Obligations;

"Debt Service"in relation to any Calculation Period, the aggregate amount of all scheduled payments due on account of principal and interest and commissions, fees and any other amounts which are due and payable by the Borrower in that Calculation Period under the Transaction Documents;

"Debt Service Coverage

Ratio" or "DSCR"in relation to any Calculation Period, the ratio of:

(i)Net Cash Flow plus a portion of the balance standing to the credit of the VAALCO Operating Account on the first day of that period (such portion to be determined by IFC in its sole discretion) to

(ii)Debt Service for such period;

"Discount Rate"ten per cent (10%) per annum;

"EBITDAX"earnings before interest, tax, depreciation and amortization, and exploration expenses;

"Exploration Expenses"any expenses associated with exploration activities relating to the Etame Block;

"Financial Lease"any lease or hire purchase contract which would, under the Accounting Principles, be treated as a finance or capital lease;

"Field Life Coverage

Ratio" or "FLCR"  for either RBL Tranche, in relation to any Determination Period (or any day falling in that Determination Period), the ratio of:

(i)the Field-Life NPV for that Determination Period to

(ii)the aggregate principal amount of the Revolving Loans outstanding under that RBL Tranche (plus, if that RBL Tranche is the Subordinated Tranche, the aggregated principal amount of the Revolving Loans outstanding under the Senior Tranche) or, as the case may be, all such amounts projected to be outstanding in that Determination Period;

"Field-Life NPV"in relation to any Determination Period, the sum of:

(i)the present value (as at the first day of that Determination Period) at the Discount Rate of the projected Net Cash Flow up to the Field Life End Date, as certified in the then-current Reserves Certification, and

(ii)the present value (as at the first day of that Determination Period) at the Discount Rate of the Borrower's share (as determined in accordance with the PSC and JOA) of Gross Capital Expenditures that has been included in the determination of the amount referred in (i) above as is projected to be incurred with respect to the Borrowing Base Assets in the Relevant Forecast Period, but only to the extent approved by IFC in its sole discretion, and provided further that IFC is satisfied that such Gross Capital Expenditures will be funded from the Total Sources;

"Gross Capital

Expenditures"in relation to any period, without double counting, all Project Capital Expenditures and Other Capital Expenditures to the extent paid or payable in that period;

"Gross Expenditures"in relation to any period, without double counting, all Gross Operating Expenditures and Gross Capital Expenditures to the extent paid or payable in that period;

"Gross Operating

Expenditures"in relation to any period, without double counting (and excluding any expenditures covered by Gross Capital Expenditures)  to the extent that the same is paid or payable by any Project Partners in that period:

(i)all fixed operating and maintenance expenses relating to the Borrowing Base Assets;

(ii)all costs of producing, lifting, transporting, storing, processing and selling any hydrocarbons produced from the Borrowing Base Assets (including all FPSO expenses in accordance with the FPSO Contract and any other FPSO-related charges accepted under the PSC);

(iii)variable operating expenses related to the relevant Etame Block Fields as per the Reserves Certification, or otherwise approved by IFC in its sole discretion;

(iv)all royalties payable to the GOG in accordance with the PSC;

(v)all costs of satisfying the domestic market obligation under the PSC;

(vi)non-recoverable expenses such as payments to the hydrocarbon support and training funds as required under the PSC;

(vii)all state carry fees;

(viii)all state reimbursements;

(ix)any new operating expenses which may arise as a result of changes to the ongoing oil and gas operations and production in the Etame Block;

(x)all premiums, fees and expenses relating to the insurances policies covering the Borrowing Base Assets;

(xi)any Taxes; and

(xii)any other expenditure attributable to the Borrowing Base Assets that IFC in its sole discretion agrees to designate as a "Gross Operating Expenditure";

"Gross Revenue"in relation to any period, without double counting, to the extent that the same is received or receivable by any Project Partners in that period:

(i)the gross proceeds (without deductions whatsoever), in whatever currency, of any sale of any hydrocarbons produced from the Borrowing Base Assets; and

(ii)any other revenues or payments received by any Project Partner in respect of the Borrowing Base Assets that IFC in its sole discretion determines to include in "Gross Revenue";

"Indebtedness for

Borrowed Money "with respect to the Borrower, all obligations of the Borrower to repay money including with respect to:

 (i)borrowed money;

(ii)the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by the Borrower;

(iii)any credit to the Borrower from a supplier of goods or services under any installment purchase or other similar arrangement with respect to goods or services (except trade accounts that are payable in the ordinary course of business);

(iv)non-contingent obligations of the Borrower to reimburse any other Person with respect to amounts paid by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the benefit of the Borrower with respect to trade accounts that are payable in the ordinary course of business);

(v)amounts raised under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Principles including under leases or similar arrangements entered into primarily as a means of financing the acquisition of the asset leased;

(vi)the amount of the Borrower's obligations under derivative transactions entered into in connection with the protection against or benefit from fluctuation in any rate or price (but only the net amount owing by the Borrower after marking the relevant derivative transactions to market);

(vii)any premium payable on a mandatory redemption or replacement of any of the foregoing obligations;

(viii)the amount of any obligation in respect of any Financial Lease; and

(ix)the amount of any obligation in respect of any guarantee or indemnity by the Borrower for any of the foregoing items incurred by any other Person;

"Liquidity Event" in respect of either RBL Tranche, at any time, the cash flow projection then included in the IFC Base Case shows that the Liquidity Ratio is less than the Minimum Level in the Relevant Forecast Period for that cash flow projection;

"Liquidity Ratio"for each Relevant Forecast Period, the  ratio of Total Sources to Total Uses during such period;

"Loan Life Coverage

Ratio" or "LLCR"  for either RBL Tranche, in relation to any Determination Period (or any day falling in that Determination Period), the ratio of:

(i)the Loan-Life NPV for that Determination Period to

(ii)the aggregate principal of the Revolving Loans outstanding under that RBL Tranche (plus, if that RBL Tranche is the Subordinated Tranche, the aggregated principal amount of Revolving Loans outstanding under the Senior Tranche) or, as the case may be, all such amounts projected to be outstanding in that Determination Period;

"Loan-Life NPV"in relation to any Determination Period, the sum of:

(i)the present value (as at the first day of that Determination Period) at the Discount Rate of the projected Net Cash Flow for that Determination Period and for each subsequent

Determination Period ending on or before the Final Maturity Date; and

(ii)the present value (as at the first day of that Determination Period) at the Discount Rate of the Borrower's share (as determined in accordance with the PSC and JOA) of Gross Capital Expenditures that has been included in the determination of the amount referred in (i) above as is projected to be incurred with respect to the Borrowing Base Assets in the Relevant Forecast Period, but only to the extent approved by IFC in its sole discretion, and provided further that IFC is satisfied that such Gross Capital Expenditures will be funded from the Total Sources of the Borrower;

"Minimum Levels" at any date, shall be:

(i)1.2:1 with respect to the DSCR;

(ii)1.4:1 with respect to the LLCR for the Senior Tranche;

(iii)1.0:1 with respect to the LLCR for the Subordinated Tranche;

(iv)1.6:1 with respect to the FLCR for the Senior Tranche;

(v)1.2:1 with respect to the FLCR for the Subordinated Tranche; and

(vi)1:1 with respect to the Liquidity Ratio for either RBL Tranche;

"Net Cash Flow" or "NCF"in relation to any Calculation Period, the sum of:

(i)the Borrower's share (as determined in accordance with the PSC and JOA) of the Gross Revenue received in that period;

minus,

(ii)the Borrower's share (as determined in accordance with the PSC and JOA) of the Gross Expenditures made in that period;

"Net Debt"at any time, the aggregate amount of Debt at that time but:

(i)excluding Affiliate Subordinated Debt;

(ii)including, in the case of Financial Leases only, their capitalized value; and

(iii)deducting a portion of the balance then standing to the credit of the VAALCO Operating Account (such portion to be determined by IFC in its sole discretion and to be not greater than the then-current Minimum Aggregate Reserve Amount);

and so that no amount shall be included or excluded more than once;

"Other Capital

Expenditures"in relation to any period, without double counting, any capital expenditure attributable to the Borrowing Base Assets that (i) is provided for in the Work Program and Budget (including Exploration Expenses), (ii) is not a Project Capital Expenditure and (iii) IFC in its sole discretion determines to include as an "Other Capital Expenditure", to the extent that the same is paid or payable by any Project Partner in that period;

"Project Capital

Expenditures"in relation to any period, without double counting:

(i)all capital expenditures relating to the Project,

(ii)all costs related to the Abandonment Obligations, and

(iii)any other capital expenditure attributable to the Borrowing Base Assets that IFC in its sole discretion determines to include as a "Project Capital Expenditure";

in each case to the extent that the same is paid or payable by any Project Partner in that period;

"Quarter End Date" the last day of each Fiscal Quarter;

"Relevant Forecast Period"as of each Redetermination Date (and any day falling in the Determination Period commencing on that date), in relation to any cash flow projection  in the IFC Base Case that is relevant to determining (i) the Field-Life NPV, the Loan-Life NPV or the Minimum Project CapEx Reserve Amount, the period of twelve (12) months commencing on that Redetermination Date, or (ii) the

Liquidity Ratio, the period of eighteen (18) months commencing on such Redetermination Date;

"Relevant Period" each period of four consecutive Fiscal Quarters ending on a Quarter End Date;

"Reserves Criteria"has the meaning assigned to it in Schedule 7 of this Agreement;

"Semi-Annual Date"June 30 and December 31 in any year;

"Senior Borrowing

Base Amount"at any time, in relation to a Determination Period or any day falling within such period, the amount (in Dollars) specified in the then-current IFC Base Case which is the lower of:

(i)the Loan-Life NPV divided by 1.4, and

(ii)the Field-Life NPV divided by 1.6;

"Shareholders' Equity"with respect to the Borrower, the aggregate of:

(i)the amount paid up on the share capital of the Borrower; and

(ii)the amount standing to the credit of the reserves of the Borrower (including any share premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account);

after deducting from that aggregate (A) any debit balance on the profit and loss account or impairment of the issued share capital of the Borrower (except to the extent that deduction with respect to that debit balance or impairment has already been made), (B) amounts set aside for dividends or taxation (including deferred taxation), and (C) amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets;

"Subordinated Borrowing

Base Amount"at any time, in relation to a Determination Period or any day falling within such period, the amount (in Dollars) specified in the then-current IFC Base Case which is the sum of:

(i)the lower of:

(A)the Loan-Life NPV divided by 1.0, and

(B)the Field-Life NPV divided by 1.2;

minus,

(ii)the Senior Borrowing Base Amount;

"Total Sources"for each Relevant Forecast Period, the sum (without double counting) of:

(i)the Available Amount of each RBL Tranche that is available for drawing in that period;

(ii)a portion of the balance standing to the credit of the VAALCO Operating Account on the first day of that period (such portion to be determined by IFC in its sole discretion and to be not greater than the excess of such balance over the then-current Minimum Interest/Fees Reserve Amount);

(iii) any undrawn equity that is available for drawing in that period and committed on terms satisfactory to IFC (acting in its sole discretion) for the purposes of meeting any Total Uses in that period; and

(iv) the Net Cash Flow for that period;

"Total Uses"in relation to each Relevant Forecast Period, the Borrower's share (as determined in accordance with the PSC and JOA) of the aggregate amount (without double counting) of the Gross Capital Expenditures that are committed on the first day of the period or, if not committed, are projected to be paid by the Project Partners in that period including any projected discretionary amounts having regard to the projected Total Sources for the corresponding period.

Section 1.03.Financial Calculations.

(a)All financial calculations to be made under, or for the purposes of, this Agreement and any other Transaction Document shall be determined in accordance with the Accounting Principles and, except as otherwise required to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements, prepared on a consolidated basis, which the Borrower is obligated to furnish to IFC under Section 6.03 (a) (Reporting Requirements).

(b)Where quarterly financial statements are used for the purpose of making certain financial calculations and those statements are with respect to the last quarter of a Fiscal Year then, at IFC's option, those calculations may instead be made from the audited financial statements for the relevant Fiscal Year.

(c)If any material adverse change in the financial condition of the Borrower, VAALCO International or the Sponsor has occurred after the end of the period covered by the financial statements used to make the relevant financial calculations, that material adverse change shall also be taken into account in calculating the relevant figures.

Section 1.04.  Interpretation.  In this Agreement, unless the context otherwise requires:

(a)headings are for convenience only and do not affect the interpretation of this Agreement;

(b)words importing the singular include the plural and vice versa;

(c)a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d)a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and

(e)a reference to a party to any document includes that party's successors and permitted assigns (and, in the case of the Borrower after the Conversion, includes VAALCO Gabon S.A.).

Section 1.05.  Business Day Adjustment.   When the day on or by which a payment is due to be made is not a Business Day, that payment shall be made on or by (a) the next succeeding Business Day in that calendar month (if there is one) or (b) the preceding Business Day (if there is not); provided that, in the case of payments made pursuant to clause (a), interest, fees and charges (if any) shall continue to accrue for the period from the due date that is not a Business Day to that next succeeding Business Day.

ARTICLE II

The Project, Project Cost and Financial Plan

Section 2.01.  The Project.  The project to be financed consists of:  (i) the construction of two new platforms and associated facilities in the Etame field and the South East Etame and North Tchibala fields; (ii) the drilling, completion and production of wells for the aforementioned fields; (iii) upon receipt of the Ebouri Project Authorizations and written approval of IFC, the Ebouri Project; (iv) the costs associated with modifying the FPSO to support the new platforms, all of which are located in the Etame Block offshore of the southern coast of Gabon; and (v) general corporate purposes related to the foregoing.

ARTICLE III

The Facility

Section 3.01.  The Facility.

(a)Subject to the provisions of this Agreement, IFC agrees to make available to the Borrower (i) a senior revolving loan facility of up to thirty million Dollars ($30,000,000) (the "Senior Tranche"), (ii) a subordinated revolving loan facility of up to fifteen million Dollars ($15,000,000) (the "Subordinated Tranche"), and (iii) a term loan facility comprised of two tranches:  (A) a tranche of up to fifteen million Dollars ($15,000,000) (the "Initial Term Tranche"), and (B) a tranche of up to five million Dollars ($5,000,000) (the "Additional Term Tranche", and together with the Senior Tranche, the Subordinated Tranche and the Initial Term Tranche, the "Facility").

(b)Each Loan under the Facility may be used solely for the Project.

Section 3.02.  Loan Procedure.

(a)(i)The Borrower may request Revolving Loans up to the Available Amount of each RBL Tranche during the relevant Availability Period by delivering to IFC, at least ten (10) Business Days prior to the proposed date of a Revolving Loan, a Loan request substantially in the form of Schedule 2, and a receipt substantially in the form of Schedule 3;

(ii)On the Effective Date, the Borrower will be conclusively deemed to have given IFC a duly completed request (and receipt) for the disbursement of the Term Loan under the Initial Term Tranche  (in an aggregate amount equal to $15,000,000)  to be applied solely to repay the outstanding Revolving Loans under the RBL Tranches in full (and IFC is hereby authorized by the Borrower to apply such Term Loan to such repayment); and

(iii)The Borrower may request a single disbursement of the Term Loan under the Additional Term Tranche up to the Available Amount of the Additional Term Tranche during the Availability Period by delivering to IFC, at least ten (10) Business Days prior to the proposed date of such disbursement, a Loan request substantially in the form of Schedule 2 and a receipt substantially in the form of Schedule 3.

(b)Where any Revolving Loan of either RBL Tranche is outstanding on any Scheduled Redetermination Date, the Borrower will be conclusively deemed to have given IFC a duly completed request (and receipt) for a Rollover Loan (of an aggregate amount equal to the outstanding amount of all Revolving Loans of that RBL Tranche, including any Rollover Loan, which are scheduled to mature on that Scheduled Redetermination Date) to be applied in refinancing those outstanding Revolving Loans in full (and IFC is hereby authorized by the Borrower to apply such Rollover Loan to such refinancing) unless,

(i)such Scheduled Redetermination Date is a Reduction Date, in which case the amount of such Rollover Loan shall be reduced by the aggregate principal amount of the Revolving Loans of that RBL Tranche that the Borrower is required to repay in accordance with Section 3.05 on such Reduction Date; and/or

(ii)IFC at any time notifies the Borrower that all or a portion of any Revolving Loan is not eligible to be treated as a Rollover Loan because any other conditions necessary for the making of such Rollover Loan as required pursuant to Section 5.02 and 5.03 hereof are not fulfilled; and/or

(iii)not later than thirty (30) days prior to such Scheduled Redetermination Date, the Borrower notifies IFC that it does not wish this provision to apply in respect of all or a portion of any Revolving Loan.

(c)The Loans (other than the Rollover Loans) shall be requested and made under each Tranche in accordance with the respective Available Amounts thereof; and each disbursement of a Loan (other than a Rollover Loan or the Term Loan under the Additional Term Tranche) shall be made in an amount of not less than five million Dollars ($5,000,000), or, if lower, in an amount that equals the maximum amount drawable of the Available Amount.

(d)Each Revolving Loan (other than a Rollover Loan) and any disbursement of the Term Loan under the Additional Term Tranche shall be made by IFC at a bank in New York, New York for further credit to the VAALCO Operating Account or any other place acceptable to IFC, all as specified by the Borrower in the relevant Loan request.

Section 3.03.  Interest.  Subject to the provisions of Section 3.04 (Default Rate Interest) and to the maximum extent permitted by applicable law, the Borrower shall pay interest on each Loan in accordance with this Section 3.03:

(a)During each Interest Period, each Loan shall bear interest at the applicable Interest Rate for that Interest Period.

(b)Interest on each Loan shall accrue from day to day, be prorated on the basis of a 360‑day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided that with respect to any Loan made less than fifteen (15) days before an Interest Payment Date, interest on that Loan shall be payable on the second Interest Payment Date following the date of that Loan.

(c)Subject to Section 3.03 (e) and (f), the Interest Rate for the Loans of each Tranche for any Interest Period shall be, to the maximum extent permitted by applicable law, the rate which is the sum of:

(i)the Relevant Spread; and

(ii)LIBOR on the Interest Determination Date for that Interest Period for three (3) months (or, in the case of any Loan to be made on a date other than an Interest Payment Date, for one (1) month, two (2) months or three (3) months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded upward to the nearest three decimal places.

(d)If, for any Interest Period, IFC cannot determine LIBOR by reference to the Reuters Service or any other service that displays BBA rates, IFC shall notify the Borrower and shall instead determine LIBOR:

(i)on the second Business Day before the beginning of the relevant Interest Period by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., London time, for deposits in Dollars and otherwise in accordance with Section 3.03 (c)(ii), by any four (4) major banks active in Dollars in the London interbank market, selected by IFC; provided that if less than four quotations are received, IFC may rely on the quotations so received if not less than two (2); or

(ii)if less than two (2) quotations are received from the banks in London in accordance with subsection (i) above, on the first day of the relevant Interest Period, by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m. New York time, for loans in Dollars and otherwise in accordance with Section 3.03 (c)(ii), by a major bank or banks in New York, New York, selected by IFC.

(e)Subject to any alternative basis agreed as contemplated by Section 3.03 (f) below, if a Market Disruption Event occurs in relation to all or any part of any Loan of any Tranche for any Interest Period, IFC shall promptly notify the Borrower of such event and the relevant Interest Rate for such Loans for that Interest Period shall be the rate which is the sum of:

(i)the Relevant Spread; and

(ii)either (A) the rate which expresses as a percentage rate per annum the cost to IFC (or the relevant Participant as notified to IFC as soon as practicable and in any event not later than the close of business on the first day of the relevant Interest Period) of funding such Loan or such Participation (as applicable) from whatever source it may reasonably select or (B) at the option of IFC (or any such Participant, as applicable), LIBOR for the relevant period as determined in accordance with Section 3.03 (c)(ii) above.

(f)(i)If a Market Disruption Event occurs in relation to all or any part of any Loan and IFC or the Borrower so requires, within five (5) Business Days of the notification by IFC pursuant to Section 3.03 (e), IFC and the Borrower shall enter into good faith negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest applicable to such Loan.

(ii)Any alternative basis agreed pursuant to sub-paragraph (i) above shall take effect in accordance with its terms and be binding on each party hereto.

(iii)If agreement cannot be reached, the Borrower may prepay such Loan or the relevant portion of such Loan in accordance with Section 3.06 (a).

(g)On each Interest Determination Date for any Interest Period, IFC shall determine the Interest Rate applicable to that Interest Period for each Tranche and promptly notify the Borrower of that rate.

(h)The determination by IFC, from time to time, of the Interest Rate for each Tranche shall be final and conclusive and bind the Borrower (unless the Borrower shows to IFC's satisfaction that the determination involves manifest error).

Section 3.04.  Default Rate Interest. (a) Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to make any payment of principal or interest (including interest payable pursuant to this Section) or any other payment provided for in Section 3.07 (Fees) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrower shall pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of two per cent (2%) per annum and the Interest Rate in effect from time to time determined in accordance with Section 3.03 (Interest).

(b)Interest at the rate referred to in Section 3.04 (a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 3.05.  Repayment.

(a)Subject to Section 1.05 (Business Day Adjustment), the Borrower shall repay:

(i)each Revolving Loan made to it in full on each Scheduled Redetermination Date;

(ii)the Term Loan under the Initial Term Tranche as follows:

(A)in the event the Additional Term Tranche is disbursed or cancelled on or before September 15, 2016, on the Interest Payment Dates and in the amounts set out in the repayment schedule in Part III-A of Schedule 9;

(B)in the event the Additional Term Tranche is disbursed or cancelled after September 15, 2016 but on or before December 15, 2016, on the Interest Payment Dates and in the amounts set out in the repayment schedule in Part III-B of Schedule 9; or

(C)in the event that the Additional Term Tranche is disbursed or cancelled after December 15, 2016, on the Interest Payment Dates and in the amounts set out in the table in Part III-C of Schedule 9; and

(iii)the Term Loan under the Additional Term Tranche as follows:

(A)in the event the Additional Term Tranche is disbursed on or before December 15, 2016, on the Interest Payment Dates and in the amounts equal to the relevant percentage of the total disbursed amount of such Term Loan set out in the repayment schedule in Part IV-A of Schedule 9;

(B)in the event that the Additional Term Tranche is disbursed after December 15, 2016 but on or before December 31, 2016, on the Interest Payment Dates and in the amounts equal to the relevant percentage of the total disbursed amount of such Term Loan set out in the table in Part IV-B of Schedule 9.

(b)Notwithstanding any other provision of this Agreement,

(i)the Borrower shall repay such amount of the Revolving Loans of each RBL Tranche as is required to ensure as of each Reduction Date, that the aggregate outstanding principal amount of such Revolving Loans does not exceed the Maximum Available Amount for that RBL Tranche determined as of such Reduction Date; and

(ii)all Loans and other amounts outstanding under the Facility shall be repaid on the Final Maturity Date.

(c)If the Borrower is required pursuant to paragraph (b)(i) above to repay any principal of any Revolving Loan on an Interim Redetermination Date, then:

(i)the Borrower shall simultaneously pay all accrued interest and Increased Costs (if any) on the principal amount of the Revolving Loans to be so repaid, together with all other amounts then due and payable under this Agreement, including the amount payable under Section 3.11 (Unwinding Costs); and

(ii)if requested by IFC, the Borrower shall deliver to IFC, prior to the date of payment, evidence satisfactory to IFC that all necessary Authorizations with respect to the payment have been obtained.

(d)Any repayments of the Revolving Loans under sub-paragraph (b)(i) above shall be applied towards such Revolving Loans as IFC (acting in consultation with the Borrower) shall determine.

(e)Subject to the terms of this Agreement, any principal amounts of the Revolving Loans repaid under this Section 3.05 may be re-borrowed to the extent permitted under Section 3.02.

(f)Any principal amount of any Term Loan repaid under this Agreement may not be re-borrowed.

Section 3.06.  Prepayment.  (a) Without prejudice to Sections 3.10  (Increased Costs), 3.03(f)(iii) (Interest) and 3.16  (Illegality of Participation), the Borrower may prepay all or any of the Loans of any Tranche, on not less than thirty (30) days' prior notice to IFC, but only if:

(i)the Borrower simultaneously pays all accrued interest on the amount of each Loan to be prepaid, together with all other amounts then due and payable under this Agreement, including Increased Costs (if any) payable under Section 3.10 (Increased Costs) and the amount payable under Section 3.11 (Unwinding Costs);

(ii)for a partial prepayment, the prepayment is in an amount of not less than one million two hundred fifty thousand Dollars ($1,250,000); and

(iii)if requested by IFC, the Borrower delivers to IFC, prior to the date of prepayment, evidence satisfactory to IFC that all necessary Authorizations with respect to the prepayment have been obtained.

(b)Upon delivery of a notice in accordance with Section 3.06 (a), the Borrower shall make the prepayment in accordance with the terms of that notice.

(c)Subject to the terms of this Agreement, any principal amounts of any Revolving Loan prepaid under this Section 3.06 may be re-borrowed.

(d)Any principal amount of any Term Loan prepaid under this Agreement may not be re-borrowed.

Section 3.07.  Fees.

(a)The Borrower shall pay to IFC a commitment fee for each RBL Tranche and the Additional Term Tranche computed at forty per cent (40%) of the Relevant Spread for that RBL

Tranche on that part of the Commitment for that RBL Tranche and the Additional Term Tranche which from time to time has not been disbursed or cancelled.  The commitment fee shall:

(i)begin to accrue (x) on the date of this Agreement with respect to each RBL Tranche and (y) on the Effective Date with respect to the Additional Term Tranche;

(ii)be pro rated on the basis of a 360-day year for the actual number of days elapsed;

(iii)be payable quarterly, in arrears, on the Interest Payment Dates in each year, with the first such payment due (x) for each RBL Tranche, on March 31, 2014 and (y) for the Additional Term Tranche, on September 30, 2016; and

(iv)cease to accrue, with respect to each Tranche, at the end of the Availability Period for such Tranche.

(b)The Borrower shall also pay to IFC a front-end fee of six hundred and fifty thousand dollars ($650,000), to be paid upon the earlier of (x) the date which is thirty (30) days after the date of this Agreement and (y) the date of the First Loan.

(c)The Borrower shall also pay to IFC a structuring fee of nine hundred and seventy-five thousand dollars ($975,000), to be paid upon the earlier of (x) the date which is thirty (30) days after the date of this Agreement and (y) the date of the First Loan.

(d)The Borrower shall pay to IFC an annual portfolio supervision fee of fifteen thousand US Dollars ($15,000) for each Fiscal Year during which any portion of this Facility is committed or outstanding, whether that year is complete or not, to be paid (i) with respect to the 2014 calendar year, within thirty (30) days of the date of this Agreement or on or before the date of the First Loan, whichever is earlier, and (ii) with respect to each Fiscal Year thereafter, on January 15.

Section 3.08.  Currency and Place of Payments (a)  The Borrower shall make all payments of principal, interest, fees, and any other amount due to IFC under this Agreement in Dollars, in same day funds, to Citibank, N.A., 111 Wall Street, New York, New York, U.S.A., ABA#021000089, for credit to IFC's account number 36085579, or at such other bank or account in New York as IFC from time to time designates.  Payments must be received in IFC's designated account no later than 1:00 p.m. New York time.

(b)The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than Dollars shall not novate, discharge or satisfy the obligation of the Borrower to pay in Dollars all amounts payable under this Agreement except to the extent that (and as of the date when) IFC actually receives funds in Dollars in the account specified in, or pursuant to, Section 3.08 (a).

(c)The Borrower shall indemnify IFC against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than Dollars or any place other than the account specified in, or pursuant to, Section 3.08 (a). The Borrower shall, as a separate obligation, pay such additional amount as is necessary to enable IFC to receive, after conversion to Dollars at a market rate and transfer to that account, the full amount due to IFC under this Agreement in Dollars and in the account specified in, or pursuant to, Section 3.08 (a).

(d)Notwithstanding the provisions of Section 3.08 (a) and Section 3.08 (b), IFC may require the Borrower to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable under Section 3.14 (a) (Taxes) and Section 3.15 (Expenses) in the currency in which they are payable, if other than Dollars.

Section 3.09.  Allocation of Partial Payments.  If at any time IFC receives less than the full amount then due and payable to it under this Agreement, IFC may allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

Section 3.10.  Increased Costs.  On each Interest Payment Date, the Borrower shall pay, in addition to interest, the amount which IFC from time to time notifies to the Borrower in an Increased Costs Certificate as being the aggregate Increased Costs of IFC and each Participant accrued and unpaid prior to that Interest Payment Date.

Section 3.11.  Unwinding Costs. (a)  If IFC or any Participant incurs any cost, expense or loss as a result of the Borrower:

(i)failing to borrow in accordance with a request for a Loan made pursuant to Section 3.02 (Loan Procedure), or to prepay in accordance with a notice of prepayment or pursuant to Section 3.06 (b);

(ii)prepaying all or any portion of the Loans; or

(iii)after acceleration of all or any portion of the Loans, paying all or any portion of the Loans;

then the Borrower shall immediately pay to IFC the amount which IFC from time to time notifies to the Borrower as being the amount of those costs, expenses and losses incurred.

(b)For the purposes of this Section, "costs, expenses or losses" include any premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge any or all of the Loans or prepayment of any or all of the Loans, or any payment of all or any of the Loans upon acceleration.

Section 3.12.  Suspension or Cancellation by IFC.  (a)  IFC may, by notice to the Borrower, suspend or cancel the right of the Borrower to the undisbursed portion of the Facility in whole or in part:

(i)if the First Loan has not been made by June 30, 2014 or such other date as the parties agree;

(ii)if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 7.02 (f) (Events of Default) is, in the reasonable opinion of IFC, imminent; or

(iii)if any event or condition has occurred and is continuing which has or can reasonably be expected to have a Material Adverse Effect;

provided that, with respect to the Additional Term Tranche, if the disbursement has not been made on or before December 31, 2016, the Additional Term Tranche shall be cancelled without any requirement for notice pursuant to this Section 3.12 (a) or Section 3.13 (a).

(b)Upon the giving of any such notice, the right of the Borrower to the undisbursed portion of the Facility shall be suspended or cancelled, as the case may be. The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 3.12 (a).  Upon any cancellation the Borrower shall, subject to paragraph (d) of this Section 3.12, pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation. A suspension shall not limit any other provision of this Agreement.

(c)Any portion of the Facility that is cancelled under this Section 3.12 may not be re-borrowed.

(d)In the case of a partial cancellation of the Facility pursuant to paragraph (a) of this Section 3.12, or Section 3.13 (a) below, interest on the amount then outstanding of the Loans remains payable as provided in Section 3.03 (Interest).

Section 3.13. Cancellation by the Borrower. (a)  The Borrower may, by notice to IFC, irrevocably request IFC to cancel either in whole or in part the undisbursed portion of the Facility on the date specified in that notice (which shall be a date not earlier than thirty (30) days after the date of that notice); provided that, in the case of the RBL Tranches, the Borrower may request any such cancellation only once in any Fiscal Year and the amount of any such cancellation shall be applied to the Commitments of each of the RBL Tranches pro rata in accordance with amounts thereof then in effect.

(b)IFC shall, by notice to the Borrower, cancel the undisbursed portion of the Facility effective as of that specified date if, subject to Section 3.12(d) above, IFC has received all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to such specified date; and

(c)Any portion of the Facility that is cancelled under this Section 3.13 may not be reinstated.

Section 3.14.  Taxes. (a)  The Borrower shall pay or cause to be paid all Taxes (other than taxes, if any, payable on the overall income of IFC) on or in connection with the payment of any and all amounts due under this Agreement or any other Transaction Document that are now or in the future levied or imposed by any Authority of Gabon, the United Kingdom or the United States of America or by any organization of which Gabon, the United Kingdom or the United States of the America is a member or any jurisdiction through or out of which a payment is made.

(b)All payments of principal, interest, fees and other amounts due under this Agreement or any other Transaction Document shall be made without deduction for or on account of any Taxes.

(c)If the Borrower is prevented by operation of law or otherwise from making or causing to be made those payments referred to in Section 3.14 (b) without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Agreement or, as the case may be, the relevant Transaction Document shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrower under this subsection) had those payments been made without that deduction.

(d)If Section 3.14 (c) applies and IFC so requests, the Borrower shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within thirty (30) days of the date of that request.

Section 3.15.  Expenses. (a)  The Borrower shall pay or, as the case may be, reimburse IFC or its assignees on demand any amount paid by them on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to this Agreement or any other Transaction Document.

(b)The Borrower shall pay promptly, on demand, to IFC or as IFC may direct:

(i)the out-of-pocket expenses (including travel and subsistence expenses) reasonably incurred by IFC in conducting its annual supervision review of the Borrower and the Project, the preparation, administration and implementation by IFC of the investment provided for in this Agreement, or otherwise in connection with any restructuring of the Loans or amendment, supplement, or modification to, or any waiver under, any of the Transaction Documents, payable upon receipt of an invoice from IFC;

(ii)any fees agreed upon among the Borrower and IFC in connection with any restructuring of the Loans, or amendment, supplement, modification or waiver under, any of the Transaction Documents;

(iii)the fees and expenses of IFC's technical consultants (including the Independent Engineer), reasonable fees and expenses of other external consultants (including the independent consultant(s) hired in connection with the requirements of Section 6.03(d)), incurred in connection with the investment by IFC provided for under this Agreement;

(iv)the reasonable fees and expenses of IFC's counsel in Gabon, France, Delaware, London, England and New York and any other relevant jurisdictions,  incurred in connection with:

(A)the preparation of the investment by IFC provided for under this Agreement and any other Transaction Document;

(B)the preparation and/or review, execution and, where appropriate, translation and registration of the Transaction Documents and any other documents related to them;

(C)the giving of any legal opinions required by IFC under this Agreement and any other Transaction Document;

(D)the administration and implementation by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Transaction Documents;

(E)the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loans; and

(F)the release of the Security following the repayment in full of the Loans; and

(v)the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including all legal and other professional consultants' fees and expenses on a full indemnity basis.

Section 3.16.  Illegality of Participation.  If IFC has sold a Participation and after the date of this Agreement, any change made in any applicable law or regulation or official directive (or its interpretation or application by any Authority charged with its administration) (herein the "Relevant Change") makes it unlawful for the Participant acquiring that Participation to continue to maintain or to fund that Participation:

(a)the Borrower shall, upon request by IFC (but subject to any applicable Authorization having been obtained), on the earlier of (x) the next Interest Payment Date and (y)

the date that IFC advises the Borrower is the latest day permitted by the Relevant Change, prepay in full that part of the Loan that IFC advises corresponds to that Participation;

(b)concurrently with the prepayment of the part of the Loan corresponding to the Participation affected by the Relevant Change, the Borrower shall pay all accrued interest, Increased Costs (if any) on that part of the Loan (and, if that prepayment is not made on an Interest Payment Date, any amount payable in respect of the prepayment under Section 3.11 (Unwinding Costs)); and

(c)the Borrower agrees to take all reasonable steps to obtain, as quickly as possible after receipt of IFC's request for prepayment, the Authorization referred to in Section 3.16 (a) if any such Authorization is then required.

Section 3.17.  Subordination.    Upon any distribution of the assets in connection with any dissolution, winding up, liquidation or reorganization of the Borrower or upon an assignment for the benefit of creditors of the Borrower, all amounts outstanding under the Senior Tranche (whether principal, interest, fees or other amounts) shall be paid in full before any amount owing in respect of the Subordinated Tranche is paid.

ARTICLE IV

Representations and Warranties

Section 4.01.  Representations and Warranties.  The Borrower represents and warrants that:

(a)the Borrower is a company duly incorporated and validly existing under the laws of Delaware (or, after the Conversion, a société anonyme incorporated and validly existing under the laws of Gabon), has the corporate power, and has obtained all required Authorizations, to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party or will, in the case of any Transaction Document not executed as at the date of this Agreement, when that Transaction Document is executed, have the corporate power to enter into, and comply with its obligations under, that Transaction Document;

(b)each Transaction Document to which the Borrower is a party has been, or will be, duly authorized and executed by the Borrower and constitutes, or will, when executed constitute, a valid and legally binding obligation of the Borrower, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting the enforcement of creditors’ rights generally and by general principles of equity as applied by a court of competent jurisdiction;

(c)neither the making of any Transaction Document to which the Borrower is a party nor (when all the Authorizations referred to in Section 5.01(d) (Conditions of Loans) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which the Borrower is a party or by which it is bound, or violate any of the terms or provisions of the Borrower's Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to the Borrower;

(d)to the best of the Borrower's knowledge after due inquiry:

(i)the Authorizations specified in Annex C are all the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business) needed by the Borrower to conduct its business, carry out the Project and execute, and comply with its obligations under, this Agreement and each of the other Transaction Documents to which it is a party;

(ii)all Authorizations specified in Section (1) of Annex C have been obtained and are in full force and effect; and

(iii)the Borrower has applied (or is making arrangements to apply) for all Authorizations specified in Section (2) of Annex C, and has no reason to believe that it will not obtain those Authorizations in a timely manner;

(e)the Borrower's Charter has not been amended since June 14, 1995;

(f)the Material Contracts are all the Project Documents (other than Project Documents that are of a routine nature and are obtained in the ordinary course of business) needed by the Borrower to conduct its business, carry out the Project and execute, and comply with its obligations under, this Agreement and each of the other Transaction Documents to which it is a party;

(g)neither the Borrower nor any of its property enjoys any right of immunity from set‑off, suit or execution with respect to its assets or its obligations under any Transaction Document;

(h)since September 30, 2013, the Borrower:

(i)has not suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability; and

(ii)has not undertaken or agreed to undertake any substantial obligation, except for Permitted Debt;

(i)the financial statements of the Borrower for the period ending on September 30, 2013:

(i)have been prepared in accordance with the Accounting Principles, and present fairly the financial condition of the Borrower as of the date as of which they were prepared and the results of the Borrower's operations during the period then ended; and

(ii)disclose all liabilities (contingent or otherwise) of the Borrower, and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Borrower (whether or not such commitments have been disclosed in such financial statements);

(j)the Borrower is not a party to, or committed to enter into, any contract which would or might affect the judgment of a prospective investor;

(k)the Borrower has no outstanding Lien on any of its assets other than Liens arising by operation of law, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower of any Lien, except for Permitted Liens;

(l)all tax and petroleum costs returns and reports of the Borrower required by law and/or the PSC to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Borrower, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest;

(m)the Borrower is not engaged in nor, to the best of its knowledge after due inquiry, threatened by, any litigation, arbitration or administrative proceedings, the outcome of which could reasonably be expected to have a Material Adverse Effect;

(n)to the best of its knowledge after due inquiry, the Borrower is not in violation of any statute or regulation of any Authority;

(o)no judgment or order has been issued which has or may reasonably be expected to have a Material Adverse Effect;

(p)(i)to the best of its knowledge after due inquiry, there are no material social or environmental risks or issues in relation to the Project other than those identified in the EIAs; and

(ii)it has not received nor is aware of either (A) any existing or threatened complaint, order, directive, claim, citation or notice from any Authority or (B) any material written communication from any Person concerning the Project's failure to comply with any matter covered by the Performance Standards and EHS Guidelines which failure has, or could be reasonably expected to have, a Material Adverse Effect or a material adverse impact on the implementation or operation of the Project in accordance with the Performance Standards and EHS Guidelines;

(q)(i)[Reserved];

(ii)[Reserved];

(r)neither the Borrower nor the Sponsor, nor any of their respective Affiliates, nor any Person acting on its or their behalf, has entered into any transaction or engaged in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter;

(s)neither the Borrower nor the Sponsor, nor any of their respective Affiliates, nor any Person acting on its or their behalf, has committed or engaged in, with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practice;

(t)it is the Operator of the Project;

(u)it owns, solely in its own name, a working interest under the PSC and JOA equal to at least 30.35% during the exploration phase and at least 28.07% during the production phase, free and clear of all Liens, except for Permitted Liens, and any other interests of any other Person;

(v)all written information regarding the Borrower, the Sponsor, their respective Affiliates and the Project furnished to IFC prior to or contemporaneously herewith, by or on behalf of the Borrower, was and continues to be true and accurate (other than projections and other forward looking statements that the Borrower believes to be reasonable) and does not contain any information that is misleading in any material respect nor does it omit any information the omission of which makes the information contained in it misleading in any material respect;

(w)it has not registered a United Kingdom establishment or place of business for the purposes of the Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009, nor has it registered a United Kingdom establishment or place of business under any alternative or trading name under section 1048 of the Companies Act 2006, for the purposes of the aforementioned Regulations, or otherwise;

(x)it is not engaged in any business activity outside the scope of the PSC;

(y)as of the date of this Agreement, neither the GOG nor any of its Authorities or assigns has exercised the GOG's preference rights under Article 24 or Article 25 of the PSC and the Borrower has no reason to believe any such exercise is contemplated;

(z)the Borrower has no partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower's income or profits might be shared with any other Person; and

(aa)none of the representations and warranties in this Section 4.01 omits any matter the omission of which makes any of such representations and warranties misleading.

Section 4.02.  IFC Reliance.  The Borrower acknowledges that it makes the representations and warranties in Section 4.01 (Representations and Warranties) with the intention of inducing IFC to enter into this Agreement and that IFC enters into this Agreement on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE V

Conditions of Loans

Section 5.01.  Conditions of First Loan.  The obligation of IFC to make the First Loan under either RBL Tranche is subject to the fulfillment prior to or concurrently with the making of that First Loan of the following conditions:

(a)the branch in Gabon of VAALCO Gabon (Etame), Inc. shall have been duly converted to a société anonyme under the laws of Gabon, duly incorporated under such laws as a direct, wholly-owned Subsidiary of VAALCO Gabon (Etame), Inc. ("VAALCO Gabon S.A.") and:

(i)the rights,  obligations and other liabilities of VAALCO Gabon (Etame), Inc. under the Transaction Documents and the Material Contracts shall have been assigned to or novated in favor of VAALCO Gabon S.A. and all other assets and liabilities of VAALCO Gabon (Etame), Inc. shall have been transferred to VAALCO Gabon S.A. in accordance with the Contribution Agreement;

(ii)the obligations of VAALCO Gabon S.A. under the Transaction Documents shall have been guaranteed by VAALCO Gabon (Etame), Inc.;

(iii)all the shares in VAALCO Gabon S.A. shall have been pledged in favor of IFC;

(iv)the Transaction Documents and Material Contracts shall have been amended, supplemented and/or restated to give effect to the foregoing; and

(v)all corporate and GOG authorizations required for the incorporation of VAALCO Gabon S.A. and the performance of the steps set forth in sub-paragraphs (i) through (iv) above shall have been issued,

all on terms and conditions and pursuant to documentation satisfactory to IFC (the "Conversion"), except to the extent that IFC determines (based on the Borrower’s progress toward Conversion and such other considerations as IFC deems relevant) to waive any of the foregoing requirements pursuant to Section 5.04 (Conditions for IFC Benefit);

(b)the following agreements, together with any amendments to such agreements entered into after the date hereof, each in form and substance satisfactory to IFC, have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements), and IFC has received a copy of each of those agreements to which it is not a party:

(i)each Transaction Document; and

(ii)each Project Document, including an amendment to the Etame Accounts Agreement to include IFC as the Borrower's Subordinated Secured Party (as defined therein) in accordance with Section 6.1(b) of the Etame Accounts Agreement and otherwise in a form and substance satisfactory to IFC;

(c)the Security has been duly created and perfected as: (i) first ranking security interests in the VAALCO Accounts and the respective funds held therein; (ii) a security interest in all of the Borrower's rights, title and interest in the Etame Revenue Account and the Etame Operating Account, subject to the interests of the GOG, and the Etame Trustee and Paying Agent to the extent expressly provided in the Etame Accounts Agreement; (iii) a security interest in all of the "Security Assets" (as defined in the Debenture), (iv) a first ranking pledge by VAALCO International of all of the Borrower's shares; and (v) an assignment by way of security of all rights, title and interest in and to the Borrower's share of Project-related insurance policies, reinsurance policies and any proceeds of any of them;

(d)the Borrower has obtained, and provided to IFC copies of all Authorizations listed in Section (1) and Section (2) of Annex C, and such other Authorizations not listed in these Sections that may become necessary for:

(i)the Facility (including the MOF Loan Authorization and MOH Loan Authorization);

(ii)the business of the Borrower as it is presently carried on and is contemplated to be carried on;

(iii)the Project;

(iv)the due execution, delivery, validity and enforceability of, and performance by the Borrower of its obligations under, this Agreement and the other Transaction Documents, the Material Contracts and any other documents necessary or desirable to the implementation of any of those agreements or documents; and

(v)the remittance to IFC or its assigns in Dollars of all monies payable with respect to the Transaction Documents;

and all those Authorizations are in full force and effect and in form and substance satisfactory to IFC;

(e)IFC has received a legal opinion satisfactory in form and substance to IFC, from IFC's counsel in Gabon relating to the transactions contemplated by this Agreement;

(f)IFC has received a legal opinion satisfactory in form and substance to IFC, from its counsel on English law matters with regard to this Agreement and other Transaction Documents governed by English Law;

(g)IFC has received a legal opinion satisfactory in form and substance to IFC, from its counsel on New York law matters with regard to this Agreement and other Transaction Documents;

(h)IFC has received a  legal opinion satisfactory in form and substance to IFC, from in-house counsel of the Borrower and the Sponsor on Delaware and New York law matters with regard to this Agreement and other Transaction Documents and Material Contracts;

(i)IFC has received a legal opinion satisfactory in form and substance to IFC, from counsel to the Borrower and the Sponsor on Texas and Delaware law matters with regard to this Agreement and the other Transaction Documents and the Material Contracts;

(j)IFC has received copies of all insurance policies required to be obtained pursuant to Section 6.04 (Insurance) and Annex D prior to the date of First Loan, and a certification of the Borrower's insurers or insurance agents confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid;

(k)IFC has received, or has received irrevocable written instructions to deduct from the proceeds of the First Loan, the fees specified in Section 3.07 (Fees) required to be paid before or on the date of the First Loan, as the case may be;

(l)if IFC so requires, IFC has received the reimbursement of all invoiced fees and expenses of IFC's counsel as provided in Section 3.15 (b) (iv) (Expenses) or confirmation that those fees and expenses have been paid directly to that counsel;

 (m)IFC has received a copy of the authorization to the Auditors referred to in Section 6.01(e) (Affirmative Covenants);

(n)IFC has received Certificates of Incumbency and Authority from each of the Borrower, VAALCO International and the Sponsor;

(o)the Borrower has delivered to IFC evidence of (i) the appointment by the Borrower of an agent for service of process pursuant to Section 8.05 (f) (Applicable Law and

Jurisdiction) and substantially in the form of Schedule 4, (ii) the appointment by the Sponsor of an agent for service of process pursuant to Section 19.05(f) of the Guarantee, Subordination and Share Retention Agreement and (iii) the appointment by VAALCO International of an agent for service of process pursuant to Section 6.04(e) of the Pledge of Shares;

(p)The Initial IFC Base Case is in a form and substance satisfactory to IFC, and IFC has determined the initial Borrowing Base Amount for each RBL Tranche;

(q)the Borrower has delivered to IFC a letter confirming, inter alia, that (i) the Borrower is in compliance with all of its material obligations under the Production Sharing Contract, (ii) there are no material disputes relating to the Production Sharing Contract and (iii) the Borrower has made copies of the Production Sharing Contract (including all amendments thereto and the GOG decrees approving such amendments) available to the public on its website (in accordance with the requirements of Section 6.01 (bb)), which letter shall be in form and substance satisfactory to IFC;

(r)(i)the Borrower has delivered to IFC the EIA and the E&S Action Plan, each in form and substance acceptable to IFC;

(ii)the Borrower has committed to developing an E&S Management System in the E&S Action Plan; and

(iii)the Borrower has delivered to IFC evidence of disclosure and government approval of the EIA;

(s)the Borrower has delivered to IFC certified copies of:

(i)its Charter,

(ii)the Contribution Agreement,

(iii) the Charter of the Sponsor, and

(iv)the Charter of VAALCO International;

(t)the Borrower has delivered to IFC evidence confirming that it has instructed the Etame Trustee and Paying Agent that all amounts payable to the Borrower from the Etame Revenue Account shall be transferred to the VAALCO Operating Account;

(u)The Borrower has demonstrated to IFC’s satisfaction that the Borrower has sufficient funds to pay all Gross Capital Expenditures included in the Work Program and Budget for Fiscal Year 2014;

(v)the Borrower has delivered to IFC evidence satisfactory to it that:

(i)each of the VAALCO Accounts has been established in accordance with the VAALCO Accounts Agreement; and

(ii)that the amount standing to the credit of the VAALCO Operating Account is not less than the Minimum Interest/Fees Reserve Amount; and

(w)IFC has obtained an exemption from the CEMAC Act and TEG Regulations on terms satisfactory to it.

Section 5.02.  Conditions of All Loans. The obligation of IFC to make any Loan under any Tranche, including the First Loan, any Rollover Loan and any Term Loan, is also subject to the conditions that:

(a)no Event of Default or Potential Event of Default has occurred and is continuing or will occur on making such Loan;

(b)in respect of any Loan which is not a Rollover Loan or the Term Loan under the Initial Term Tranche, the proceeds of that Loan are, at the date of the relevant request, needed by the Borrower for the purpose of the Project, or will be needed for that purpose within six (6) months of that date or are needed to reimburse the Borrower for costs incurred in connection with the Project;

(c)since the date of this Agreement, nothing has occurred and is continuing that has or can reasonably be expected to have a Material Adverse Effect;

(d)since the date of its most recent financial statements, neither the Borrower nor the Sponsor, nor any of their respective Affiliates has incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 6.02 (Negative Covenants ));

(e)the representations and warranties made in Article IV are true and correct in all material respects on and as of the date of that Loan with the same effect as if those representations and warranties had been made on and as of the date of that Loan (but in the case of Section 4.01 (c) (Representations and Warranties), without the words in parentheses);

(f)the proceeds of that Loan are not in reimbursement of, or to be used for, expenditures in the territories of any country which is not a member of the World Bank or for goods produced in or services supplied from any such country;

(g)IFC has received (if it so requires) a legal opinion or opinions in form and substance satisfactory to IFC, of IFC's counsel in Gabon, New York, New York, London, England and/or Texas, and concurred in by counsel for the Borrower in the relevant jurisdiction(s), with respect to any matters relating to that Loan;

(h)after giving effect to that Loan, the Borrower would not be in violation of:

(i)its Charter;

(ii)any provision contained in any document to which the Borrower is a party (including this Agreement) or by which the Borrower is bound;

(iii)any law, rule, regulation, Authorization or agreement or other document binding on the Borrower directly or indirectly limiting or otherwise restricting the Borrower's borrowing power or authority or its ability to borrow;

(iv)the Performance Standards; or

(v)the EHS Guidelines;

(i)the representations and warranties made by the Sponsor and VAALCO International, respectively, in Section 18.01 of the Guarantee, Subordination and Share Retention Agreement and the Pledge of Shares, respectively, are true and correct in all material respects on and as of the date of that Loan with the same effect as if those representations and warranties had been made on and as of the date of that Loan;

(j)in respect of any Revolving Loan, no Liquidity Event has occurred and is continuing;

(k)following the making of the Loan, (i) the aggregate outstanding amount of all Loans under the relevant Tranche shall not exceed the Maximum Available Amount for that Tranche and (ii) the DSCR shall not be less than the Minimum Level.  If IFC so requires in connection with any Loan (including any Rollover Loan), the Borrower shall provide to IFC an updated IFC Base Case confirming the above; and

(l)in respect of the disbursement of the Term Loan under the Additional Term Tranche, IFC shall have determined (in its sole discretion) that the Borrower’s current and projected revenue from operations is sufficient to cover the aggregate amount of principal, interest, commissions, fees and any other amounts in respect of the Term Loan under the Additional Term Tranche when such amounts are due and payable.

Section 5.03.  Borrower's Certification.

(a)Except as provided for in Section 5.03 (b), the Borrower shall deliver to IFC with respect to each request for Loan:

(i)certifications, in the form included in Schedule 2 signed by an Authorized Representative, relating to the conditions specified in Section 5.02 (Conditions of All Loans) (other than the condition in Section 5.02 (g)) expressed to be effective as of the date of that relevant Loan; and

(ii)such evidence as IFC may reasonably request of the proposed utilization of the proceeds of that Loan or the utilization of the proceeds of any prior Loan.

(b)In the case of any Rollover Loan, except where the Borrower makes a specific representation or where certifications or evidence is requested by IFC pursuant to Section 5.03(a) above, the Borrower shall be deemed to have provided such certifications as of the date of such Rollover Loan.

Section 5.04. Conditions for IFC Benefit.  The conditions in Section 5.01 through Section 5.03 are for the benefit of IFC and may be waived only by IFC in its sole discretion.

ARTICLE VI

Particular Covenants

Section 6.01.  Affirmative Covenants.  Unless IFC otherwise agrees, the Borrower shall:

(a)carry out the Project and conduct its business with due diligence and efficiency and in accordance with (i) good international oil industry practices and standards; (ii) sound financial and business practices generally accepted in the international oil industry; (iii) the Development Plan(s) and approved Work Program and Budget(s); and (iv) the requirements of all applicable laws and regulations;

(b)cause the Loans to be applied exclusively to the Project;

(c)maintain an accounting and control system, management information system and books of account and other records, which together adequately present fairly the financial condition of the Borrower and the results of its operations in conformity with the Accounting Principles;

(d)maintain at all times a firm of internationally recognized independent public accountants acceptable to IFC as auditors of the Borrower;

(e)irrevocably authorize, in the form of Schedule 5, the Auditors (whose fees and expenses shall be for the account of the Borrower) to communicate directly with IFC at any time regarding the Borrower's accounts and operations, and provide to IFC a copy of that authorization, and, no later than thirty (30) days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to IFC;

(f)upon IFC's request, such request to be made with reasonable prior notice to the Borrower, except if an Event of Default or Potential Event of Default is continuing or if special circumstances so require, permit representatives of IFC and CAO, during normal office hours, to:

(i)visit the Project site and any of the premises where the business of the Borrower is conducted (such visit to be conducted in conformance with the Borrower's health, safety and environment policy to the extent that such policy does not unreasonably interfere therewith);

(ii)inspect all facilities, plant and equipment comprised in the Project;

(iii)have access to the Borrower's books of account and records; and

(iv) have access to those employees, agents, contractors and subcontractors of the Borrower who have or may have knowledge of matters with respect to which IFC seeks  information;

(g)ensure that the design, construction, operation, maintenance, management and monitoring of the Project's sites, plants, equipment, operations and facilities are undertaken in compliance with (i) the E&S Action Plan, (ii) the applicable requirements of the Performance Standards, and (iii) the EHS Guidelines;

(h)periodically review the form of Annual Monitoring Report and advise IFC as to whether revision of the form is necessary or appropriate in light of changes to the Borrower's business or operations, or in light of environmental or social risks identified by the Borrower's E&S Management System; and revise the form as agreed with IFC;

(i)use all reasonable efforts to ensure the continuing implementation and operation of the E&S Management System to assess and manage the social and environmental performance of the Project in a manner consistent with the Performance Standards and the EHS Guidelines;

(j)from time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by IFC for perfecting or maintaining in full force and effect the Security or for re-registering the Security or otherwise to enable the Borrower to comply with its obligations under the Transaction Documents;

(k)(i) obtain and maintain in force (and where appropriate, renew in a timely manner) all Authorizations (including any Authorizations from any Authority of the GOG and/or CEMAC) that are necessary for the implementation of the Project, the carrying out of the Borrower's business and operations generally and the compliance by the Borrower with all its obligations under the Transaction Documents and the Material Contracts; and

(ii)comply with all the conditions and restrictions contained in, or imposed on the Borrower by, those Authorizations;

(l)enter into and maintain in effect at all times a Marketing Contract relevant for the sale of production from the Etame Block Fields in a form satisfactory to IFC, and deliver to IFC a signed copy of such Marketing Contract in effect from time to time;

(m)pay all royalties and all Taxes including license and other fees, which are properly assessed against it, not later than the due date therefor, except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with Accounting Principles;

(n)maintain at all times, the DSCR for the current Calculation Period at or above the Minimum Level;

(o)ensure that on each Quarter End Date, the ratio of Net Debt as at that Quarter End Date to EBITDAX for the Relevant Period ending on that Quarter End Date shall be less than 3.0:1;

(p)ensure that (i) the funds in the VAALCO Accounts are used only as permitted in accordance with the Transaction Documents and (ii) the funds in the Etame Accounts are used only as permitted in accordance with the Etame Accounts Agreement;

(q)ensure that the amount standing to the credit of the VAALCO Operating Account is at all times not less than the then-current Minimum Interest/Fees Reserve Amount.

(r)consult with IFC prior to the appointment by the Borrower of an expert or arbitrator pursuant to the provisions of any Material Contract to resolve any disputes referred to in Section 6.03 (j);

(s)periodically review the form of the Annual Monitoring Report and advise IFC as to whether modification of the form is necessary based on any changes in the Project, and/or revise the form as agreed with or requested by IFC;

(t)at all times duly (i) maintain (x) its corporate existence in the State of Delaware or, after the Conversion, Gabon and (y) maintain any qualifications for doing business in Gabon and Texas under the applicable laws of Gabon and Texas, respectively, and comply, in a timely manner, with all the laws applicable to it, and (ii) comply with its Charter;

(u)ensure that any interest rate of any Affiliate Subordinated Debt shall not, at any time, be higher than the interest rate specified in respect of any Loan under this Agreement;

(v)contemporaneously with the execution of this Agreement, provide the Sponsor and the VAALCO Accounts Bank with a copy of this Agreement;

(w)in the event the GOG or any of its Authorities or assigns elects to exercise its preference rights under Article 24 and/or Article 25 of the PSC, ensure that any payments made by the GOG and/or its Authorities or assigns, following the exercise of such rights, are paid to the Etame Revenue Account or, if required to be paid elsewhere, are transferred promptly to the Etame Revenue Account;

(x) comply with all of its obligations under the Material Contracts and at all times maintain and enforce its rights under the Material Contracts;

(y)other than as required under Section 35 of the PSC, export the entire Borrower's share (as determined in accordance with the PSC and JOA) of the oil produced from the Etame Block Fields and receive Dollar-denominated sales proceeds therefor;

(z)ensure adequate segregation of costs including financing thereof incurred in connection with the Project and any other activity for the purpose of the books of account and other records in conformity with applicable law, the PSC, the JOA and any other relevant agreement and in accordance with the Accounting Principles;

(aa)prior to the election by any Project Partner to take any of its share of oil production from the Etame Block Fields in kind, ensure that such Project Partner has (i) entered into an agreement with the Operator that provides, inter alia, that all proceeds from the sale of such oil are deposited directly into the Etame Revenue Account, such agreement to be satisfactory in form and substance to IFC, or (ii) entered into such other arrangements with the Operator as shall be acceptable to IFC, acting reasonably, to ensure that such Project Partner is able to fulfill its direct or indirect obligations under or in connection with any Material Contracts;

(bb)within 120 days of the end of each Fiscal Year,

(i)procure the public disclosure of all material national, regional and local payments in respect of taxes, royalties, bonus and signature payments and all other material payments that are in the nature of taxes, profit share, recoverable petroleum costs, production share, or for rights to access resources made in that Fiscal Year by or on behalf of the Borrower, the Sponsor and/or any of their respective Affiliates to any local, regional or national Authority in each jurisdiction in which any Borrowing Base Asset is located (including any state-owned company in each such jurisdiction); provided that, such disclosure shall be substantially in the form set out in Schedule 12  (Material Payments Made to Government); and

(ii)publish on a webpage readily accessible to the public in the language of the contracts, the PSC (and any material amendments thereto together with the GOG decrees approving such amendments) and EEAs; provided that, such publication shall be made prior to the date of the First Loan and maintained until all monies payable under this Agreement have been paid in full to IFC;  and

(cc)deliver to IFC, promptly following publication, a copy of all information disclosed pursuant to Section 6.01 (bb).

Section 6.02.  Negative Covenants.  Unless IFC otherwise agrees, the Borrower shall not:

(a)make any Restricted Payments:

(i)other than during a Restricted Payment Period; and

(ii)if, either prior to or after making such Restricted Payment:

(A)an Event of Default or Potential Event of Default exists or would occur and be continuing;

(B)[Reserved];

(C)the DSCR for the then-current Calculation Period is below the Minimum Level;

(D)the ratio of Net Debt as at the most recent Quarter End Date to EBITDAX for the Relevant Period ending on that Quarter End Date would be equal to or greater than 3.0:1; or

(E)[Reserved];

(F)the amount standing to the credit of the VAALCO Operating Account is less than the then-current Minimum Interest/Fees Reserve Amount;

provided always that if the Borrower is permitted to make any Restricted Payments pursuant to this Section 6.02 (a), such Restricted Payments shall be made in accordance with the terms of the VAALCO Accounts Agreement;

(b)incur expenditures or commitments for expenditures for fixed or other non‑current assets other than those required for carrying out the Project and other expenditures included in the IFC Base Case;

(c)incur, assume or permit to exist any Debt except for Permitted Debt;

(d)enter into any agreement or arrangement to lease any property or equipment of any kind, except the FPSO Contract and leases of land/buildings and equipment, as necessary to carry on the Borrower's business and operate the Project;

(e)enter into any Derivative Transaction or assume the obligations of any party to any Derivative Transaction unless the Derivative Transaction is consistent with a hedging program previously approved by IFC, which approval shall not be unreasonably withheld;

(f)enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person except as required by the terms of the JOA;

(g)create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower, except for Permitted Liens;

(h)enter into any transaction except in the ordinary course of business on the basis of arm's‑length arrangements (including transactions whereby the Borrower might pay more than the ordinary commercial price for any purchase or might receive less than the full ex‑works commercial price (subject to normal trade discounts) for its products);

(i)establish any sole and exclusive purchasing or sales agency;

(j)enter into any partnership, profit‑sharing or royalty agreement or other similar arrangement whereby the Borrower's income or profits are, or might be, shared with any other Person;

(k)enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person;

(l)form or have any Subsidiary, except for the formation of VAALCO Gabon S.A. in connection with the Conversion;

(m)make or permit to exist loans or advances to, or deposits (except commercial bank deposits in the ordinary course of business) with, other Persons or investments in any Person or enterprise other than as permitted by the VAALCO Accounts Agreement, the Etame Accounts Agreement and Section 4.8 of the JOA and the Accounting Procedures set forth in Exhibit "A" to the JOA;

(n)change its Charter in any material respect;

(o)change its Fiscal Year;

(p)change in any material way the nature or scope of the Project or change the nature of its present or contemplated business or operations as contemplated pursuant to the Project Documents and the Borrower’s Authorizations;

(q)sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, other than inventory, whether in a single transaction or in a series of transactions, related or otherwise other than assets that have been worn out or are  obsolete and are replaced or upgraded or that are no longer required for the purposes of carrying out the Project, in each case in the ordinary course of business and in a manner consistent with the Transaction Documents;

(r)undertake or permit any merger, spin-off, consolidation or reorganization;

(s)terminate, amend or grant any consent or waiver with respect to any provision of any Material Contract; provided that the Borrower may from time to time amend or grant consents or waivers with respect to (i) provisions of a Material Contract (other than the PSC, JOA and the Etame Accounts Agreement) if necessary for the implementation and safe and efficient operation of the Project so long as such amendments, consents or waivers have no Material Adverse Effect and do not change any material provisions such as the parties to such Material Contracts, pricing and payment and term, etc.; and (ii) provisions of the PSC and/or the JOA solely for the purposes of effectuating a permitted transfer of interests thereunder by one of the other Project Partners but in no event by the Borrower;

(t)use the proceeds of any Loan in the territories of any country which is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country;

(u)engage in any business activity outside the scope of the PSC and with respect to activities within the scope of the PSC, any business activity that might hinder the completion and normal operations of the Project or the Borrower's ability to perform fully its obligations under the Transaction Documents and Material Contracts;

(v)engage in (and shall not authorize or permit any Affiliate or any other Person acting on its behalf to engage in) with respect to the Project or any transaction contemplated by this Agreement, any Sanctionable Practices.  The Borrower further covenants that should IFC notify the Borrower of its concerns that there has been a violation of the provisions of this Section or of Section 4.01 (s) of this Agreement, it shall cooperate in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC's request;

(w)enter into any transaction or engage in any activity prohibited by any resolution of the United Nations Security Council under Chapter VII of the United Nations Charter;

(x)conduct business or enter into any transaction with, or transmit funds through (and shall not authorize or permit any Affiliate or any other Person acting on its behalf to conduct business, enter into any transaction with, or transmit funds through), a Shell Bank;

(y)reduce its working interest under the PSC and JOA below 30.35% during the exploration phase and below 28.07% during the production phase;

(z)create or permit to exist any Lien on the Houston Account; and

(aa)use the proceeds of any Loan in connection with the development of the Ebouri Project prior to obtaining the Ebouri Project Authorizations and the written approval of IFC.

Section 6.03.Reporting Requirements.  Unless IFC otherwise agrees, the Borrower shall:

(a)as soon as available but in any event within forty (40) days after the end of each Quarter End Date, deliver to IFC:

(i)two (2) copies of the Borrower's complete financial statements for such quarter prepared in accordance with the Accounting Principles (and, to the extent required by applicable law after the Conversion, a copy of the financial statements for such quarter prepared in accordance with the generally accepted accounting principles as in effect in Gabon, together with a description of the basis for the differences (if any) from the financial statements prepared in accordance with the Accounting Principles), certified by an Officer of the Borrower;

(ii)a report, with respect to the relevant Development Plans and Work Program and Budgets, on the progress in implementation of the Project, including any factors that have or could reasonably be expected to have a Material Adverse Effect;

(iii)a certificate from an Officer of the Borrower attaching a description of available data on monthly rates for sales, on oil, gas and water production and injection rates and other items of maintenance and improvements and extraordinary items relating to the Project; and

(iv)a statement of all transactions during that quarter between the Borrower and each of its Affiliates, if any, and a certification by an Officer of the Borrower that those transactions were on the basis of arm's-length arrangements;

(b)as soon as available but in any event within one hundred twenty (120) days after the end of each Fiscal Year, deliver to IFC:

(i)two (2) copies of its complete and audited financial statements for that Fiscal Year, which are in agreement with its books of account and prepared in accordance with the Accounting Principles (and, to the extent required by applicable law after the Conversion, a  copy of the audited financial statements for such Fiscal Year prepared in accordance with the generally accepted accounting principles as in effect in Gabon, together with a description of the basis for the differences (if any) from the audited financial statements prepared in accordance with the Accounting Principles), together with the Auditors' audit report on them, all in form satisfactory to IFC;

(ii)a management letter and such other communication from the Auditors to the Borrower or its management commenting, with respect to that Fiscal

Year, on, among other things, the adequacy of the Borrower's financial  control procedures, accounting systems and management information system and on the deficiencies, if any, that the Auditors consider material in the Borrower's financial accounting and other systems, management and accounts;

(iii)a report, prepared and certified by the Chief Financial Officer of the Borrower, confirming that the Borrower was in compliance with the financial ratios and financial covenants contained in Sections 6.01 (Affirmative Covenants) and 6.02 (Negative Covenants) as of the end of that Fiscal Year or, as the case may be, detailing any non‑compliance;

(iv)a report by the Borrower on its operations during that Fiscal Year, in the form of, and addressing the topics listed in, Schedule 6;

(v)a statement by the Borrower of all transactions between the Borrower and each of its Affiliates, if any, during that Fiscal Year, and a certification by an Officer of the Borrower that those transactions were on the basis of arm's-length arrangements;

(vi)a certification from an Officer of the Borrower that, to the best of such Officer's knowledge after due inquiry, there exists no Event of Default or Potential Event of Default or, if such event exists, specifying its nature, the period of its existence and what action the Borrower proposes to take with respect to it; and

(vii)a report by the Borrower in the form of Schedule 11 (Development Impact Data for Annual Monitoring Report) and any other related information requested by IFC;

(c)deliver to IFC, promptly following receipt, a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by the Borrower) to the Borrower or its management in relation to the Borrower's financial, accounting and other systems, management or accounts, if not provided pursuant to Section 6.03 (b) (ii);

(d)within ninety (90) days of the end of each Fiscal Year, deliver to IFC:

(i)the completed Annual Monitoring Report, together with a certification from a duly qualified independent consultant or

(ii)a report from an independent monitoring group approved by IFC covering all aspects of the Annual Monitoring Report form,

in each case, confirming compliance with the E&S Action Plan and the social and environmental covenants set forth in Section 6.01 (g), as the case may be, identifying any non-compliance or failure and the actions being taken to remedy it;

(e)as soon as possible but no later than three (3) days after its occurrence, notify IFC of any social, labor, health and safety, security or environmental incident, accident or circumstance having, or which could reasonably be expected to have, a Material Adverse Effect or a material adverse impact on the implementation or operation of the Project in accordance with the Performance Standards and the EHS Guidelines, specifying in each case the nature of the incident, accident or circumstance and any effects resulting or likely to result therefrom, and the measures the Borrower is taking or plans to take to address them and to prevent any future similar event; and keep IFC informed of the on-going implementation of those measures and plans;

(f)give notice to IFC, concurrently with the Borrower's notification to its stockholders, of any scheduled meeting of its stockholders, such notice to include the agenda of the meeting; and, as soon as available, deliver to IFC two (2) copies of:

(i)all material notices, reports and other communications of the Borrower to its stockholders, whether any such communication has been made on an individual basis or by way of publication in a newspaper or other communication medium;

(ii)the minutes of all stockholders' meetings;

(iii)any documents to be approved at such meetings related to the Conversion; and

(iv)any documents approved at such meetings;

(g) give notice to IFC of any meetings of the Operating Committee and the Technical Committee (as each such term is defined in the JOA) and the Technical Consulting Committee (as such term is defined in PSC); and, as soon as available, deliver to IFC two (2) copies of:

(i)all notices, reports and other communications material to the Etame Block or the Etame Block Fields approved in connection with such meetings;

(ii)the minutes of all such meetings; and

(iii)copies of any material presentations given at such meetings;

(h)deliver copies to IFC of all Development Plans for the Etame Block or Etame Block Fields approved by the Operating Committee pursuant to the JOA and all EIA(s) in relation to the Project;

(i)promptly notify IFC of any proposed change in the nature or scope of the Project or the business or operations of the Borrower and of any event or condition which has or may reasonably be expected to have a Material Adverse Effect;

(j)promptly upon becoming aware of (i) any litigation or administrative proceedings before any Authority or arbitral body to which the Borrower is or may become a party; (ii)  any material dispute with any Authority or any other Project Partner; (iii) any technical or other material disputes with any other third party under any Project Document; or (iv) the occurrence of any event of force majeure under any Project Document, notify IFC of that event specifying the nature of that litigation, the proceedings or the event and the steps the Borrower is taking or proposes to take with respect thereto;

(k)promptly upon the occurrence of an Event of Default or Potential Event of Default, notify IFC specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it;

(l)provide to IFC, in a timely manner, the insurance certificates and other information referred to in Section 6.04 (d) (Insurance);

(m)(i)for the period from the date of this Agreement to but excluding the Effective Date,  provide to IFC a Reserves Certification, at the Borrower's expense, within forty-five (45) days of the end of each Fiscal Year and, from time to time but no more than two (2) times per Fiscal Year, as otherwise reasonably requested by IFC; and

(ii)for the period from the Effective Date, provide to IFC a  Reserves Report,  at the Borrower's expense,  within forty-five (45) days of the end of each Fiscal Year;

(n)promptly notify IFC if (i) the GOG or any of its Authorities or assigns notifies the Borrower that the GOG or its assigns is exercising its preference rights under Article 24 and/or Article 25 of the PSC or (ii) the Borrower has reason to believe the GOG and/or any of its Authorities or assigns intends to exercise such rights;

(o)promptly provide to IFC such information about the Borrower, its assets and the Project that IFC requests from time to time on behalf of any Participant for such Participants to satisfy requirements under applicable law and regulations, including those concerning anti-money laundering and combating the financing of terrorism (AML/CFT);

(p)as soon as available provide to IFC (i) the results of any crude marketing bidding process undertaken in connection the Borrowing Base Assets and (ii) each Crude Oil Entitlement Report;

(q)not later than sixty (60) days prior to (i) each Semi-Annual Date, and (ii) any other interim date specified from time to time by notice from IFC to the Borrower (any such date to be not less than ninety (90) days after such notice), provide to IFC a certificate from an Officer of the Borrower attaching a copy of (x) the then-current Work Program and Budget for the Etame Block or Etame Block Fields approved by the Operating Committee pursuant to the JOA and (y) a reserves report prepared by the Borrower and in form and substance satisfactory to

IFC that includes projected capital expenditures, operating expenses, annual production profiles and the economic life of the relevant Etame Block Fields; and

(r)promptly provide to IFC such other information as IFC from time to time requests about the Borrower, its assets and the Project (including evidence of the amount standing to the credit of the VAALCO Operating Account).

Section 6.04.  Insurance.

(a)Insurance Requirements and Borrower's Undertakings. Unless IFC otherwise agrees, the Borrower shall:

(i)insure and keep insured, with financially sound and reputable insurers, all its assets and business against all insurable losses to include the insurances specified in Annex D and any insurance required by law;

(ii)punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each insurance policy;

(iii)promptly notify the relevant insurer of any claim by the Borrower under any policy written by that insurer and diligently pursue that claim;

(iv)comply with all warranties under each policy of insurance;

(v)not do or omit to do, or permit to be done or not done, anything which might prejudice the Borrower's, or, where IFC is a loss payee or an additional named insured, IFC's right to claim or recover under any insurance policy; and

(vi)not vary, rescind, terminate, cancel or cause a material change to any insurance policy;

provided always that if at any time and for any reason any insurance required to be maintained under this Agreement shall not be in full force and effect, then IFC shall thereupon or at any time while the same is continuing be entitled (but have no such obligation) on its own behalf to procure such insurance at the expense of the Borrower and to take all such steps to minimize hazard as IFC may consider expedient or necessary.

(b)Policy Provisions.  Each insurance policy required to be obtained pursuant to this Section 6.04 shall be in English language, be on terms and conditions acceptable to IFC, and shall contain cut-through provisions, and assignment of reinsurance proceeds with respect to insurance governed by Gabon law, together with provisions to the effect that:

(i)no policy can expire nor can it be cancelled or suspended by the Borrower or the insurer for any reason (including failure to renew the policy or to pay the premium or any other amount) unless IFC and, in the case of expiration or if cancellation or suspension is initiated by the insurer, the Borrower receive at least forty-five (45) days' notice (or such lesser period as IFC may agree in respect of cancellation, suspension or termination in the event of war and kindred peril) prior to the effective date of termination, cancellation or suspension;

(ii)IFC and all contractors working at the Project site during the construction phase are named as additional named insured on all liability policies obtained by the Borrower pursuant to Annex D and, to the best of the Borrower's efforts, on any liability policies obtained by third parties in connection with the Project;

(iii)where relevant, all its provisions (except those relating to limits of liability) shall operate as if they were a separate policy covering each insured party; and

(iv)on every insurance policy on the Borrower's assets which are the subject of the Security and for business interruption, IFC is named as loss payee for any claim of, or any series of claims arising with respect to the same event whose aggregate amount is, the equivalent of three million Dollars ($3,000,000) or more (which amount relates to the Etame Block Assets as a whole and not just the Borrower's working interest therein).

(c)Application of Proceeds.

(i)At its discretion, IFC may remit the proceeds of any insurance paid to it to the Borrower to repair or replace the relevant damaged assets or may apply such proceeds towards any amount payable to IFC under this Agreement, including to repay or prepay all or any part of the Loan in accordance with Section 3.06 (Prepayment); provided that there shall be no minimum amount or notice period or prepayment fee for any such prepayment.

(ii)The Borrower shall use any insurance proceeds it receives (whether from IFC or directly from the insurers) with respect to the Borrower's working interest (as determined in accordance with the PSC and JOA) in the Etame Block Assets for loss of or damage to any asset solely to replace or repair that asset consistently with good international oil and gas practices.

(d)Reporting Requirements.  Unless IFC otherwise agrees, the Borrower shall provide to IFC the following:

(i)as soon as possible after its occurrence, notice of any event which entitles the Borrower to claim for an aggregate amount exceeding the equivalent of one million Dollars ($1,000,000) under any one or more insurance policies;

(ii)within thirty (30) days after any insurance policy is issued to the Borrower, a copy of that policy incorporating any loss payee provisions required under Section 6.04 (b) (iv) (unless that policy has already been provided to IFC pursuant to Section 5.01 (j) (Conditions of First Loan));

(iii)not less than ten (10) days prior to the expiry date of any insurance policy (or, for insurance with multiple renewal dates, not less than ten (10) days prior to the expiry date of the policy on the principal asset), a certificate of renewal from the insurer, insurance broker or agent confirming the renewal of that policy and the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy's issue date or last renewal, and confirmation from the insurer that provisions naming IFC as loss payee or additional named insured, as applicable remain in effect;

(iv)such evidence of premium payment as IFC may from time to time request; and

(v)any other information or documents on each insurance policy as IFC requests from time to time.

Section 6.05.  IFC Base Case.  After receipt of the information submitted by the Borrower in accordance with Section 6.03(q), the IFC Base Case shall be updated by IFC (acting in its sole discretion).

ARTICLE VII

Events of Default

Section 7.01.  Acceleration after Default.  If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Borrower, require the Borrower to repay the Loans or such part of the Loans of each Tranche as is specified in that notice.  On receipt of any such notice, the Borrower shall immediately repay the Loans (or that part of the Loans specified in that notice) and pay all interest accrued on them, and any other amounts then payable under this Agreement. The Borrower waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

Section 7.02.  Events of DefaultIt shall be an Event of Default if:

(a)the Borrower fails (i) to pay when due any part of the principal of, or interest on, any Loan or any fees payable in connection therewith or (ii) to comply with its obligation under Section 6.01 (q), and such failure continues for a period of five (5) days;

(b)the Borrower or the Sponsor fails to pay when due any part of the principal of, or interest on, any loan from IFC to the Borrower other than the Loans and any such failure continues for the relevant period of grace provided for in the agreement providing for that loan;

(c)the Borrower or the Sponsor fails to comply with any of its obligations under this Agreement, the Guarantee, Subordination and Share Retention Agreement or any other Transaction Document or any other agreement between it and IFC (other than as set out in subsections (a) and (b) or as expressly addressed in this Section 7.02 below), and any such failure continues for a period of thirty (30) days after the date on which IFC notifies the Borrower  of that failure or, if earlier, the date on which the Borrower or the Sponsor becomes aware of such failure;

(d)any party to a Transaction Document (other than IFC or the Borrower or the Sponsor) fails to observe or perform any of its obligations under that Transaction Document, and any such failure continues for a period of thirty (30) days after the date on which IFC notifies the Borrower of that failure or, if earlier, the date on which the Borrower or the Sponsor becomes aware of such failure;

(e)any representation or warranty made in Article IV or in connection with the execution of, or any request (including a request for a Loan, or in respect of a Rollover Loan, a deemed request) under, this Agreement or any other Transaction Document is found to be incorrect in any material respect;

(f)any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of the Borrower or of its capital stock, or assumes custody or control of that property or other assets or of the business or operations of the Borrower or of its capital stock, or takes any action for the dissolution or disestablishment of the Borrower or any action that would prevent the Borrower or its officers from carrying on all or a substantial part of its business or operations;

(g)the Borrower:

(i)takes any step (including petition, giving notice to convene or convening a meeting) for the purpose of making, or proposes or enters into, any arrangement, assignment or composition with or for the benefit of its creditors (including any such steps taken during or after the Conversion);

(ii)ceases or threatens to cease to carry on its business or any substantial part of its business; or

(iii)is unable, or admits in writing its inability to pay its debts as they fall due or otherwise becomes insolvent;

(h)an order is made or an effective resolution passed or analogous proceedings taken for the Borrower's winding up, bankruptcy or dissolution or a petition is presented or analogous proceedings taken for the winding up or dissolution of the Borrower;

(i)the beneficiary of any Lien lawfully takes possession, or a liquidator, judicial custodian, receiver, administrative receiver or trustee or any analogous officer is appointed, of the whole or any material part of the undertaking or assets of the Borrower or any expropriation, attachment, sequestration, distress or execution (or analogous process) is levied or enforced upon or issued against any of the assets or property of the Borrower for an amount in excess of the equivalent of one million five hundred thousand Dollars ($1,500,000) and is not discharged within thirty (30) days;

(j)any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 7.02 (g), Section 7.02 (h) and Section 7.02 (i);

(k) the Borrower fails to pay any of its Debt (other than the Loans or any other loan from IFC to the Borrower) or to perform any of its obligations under any agreement pursuant to which there is outstanding any Debt, and any such failure continues for more than any applicable period of grace or any such Debt becomes prematurely due and payable or is placed on demand, provided such non-payment or non-performance will not be an Event of Default if (i) such non-payment or non-performance relates to a Debt not exceeding five hundred thousand Dollars ($500,000) and (ii) is being contested by the Borrower in good faith in a court of competent jurisdiction for reasons other than its inability to make due and punctual payment and for which the Borrower has set aside adequate reserves;

(l)any Authorization necessary for the Borrower to perform and observe its obligations under any Transaction Document, or to carry out the Project, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to IFC or its assignees, in Dollars, of any amounts payable under any Transaction Document, and is not restored or reinstated within thirty (30) days of notice by IFC to the Borrower requiring that restoration or reinstatement;

(m)any Security Document or any of its provisions:

(i)is revoked, terminated or ceases to be in full force and effect or ceases to provide the security intended or the priority contemplated under this Agreement and/or the Guarantee, Subordination and Share Retention Agreement, without, in each case, the prior consent of IFC;

(ii)becomes unlawful or is declared void; or

(iii)is repudiated or its validity or enforceability is challenged by any Person and any such repudiation or challenge continues for a period of thirty (30) days, during which period such repudiation or challenge has no effect;

(n)any Transaction Document (other than a Security Document) or any of its provisions (including the obligation to pay any amount of interest, including default interest, at the rates determined in accordance therewith):

(i)is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of IFC, and that event, if capable of being remedied, is not remedied to the satisfaction of IFC (acting in its sole discretion) within thirty (30) days of IFC's notice to the Borrower; or

(ii)is or becomes unlawful or is declared void;

(o)any Transaction Document (other than a Security Document) is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person and such repudiation or challenge is not withdrawn within thirty (30) days of IFC's notice to the Borrower requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective;

(p)any Material Contract:

(i)is breached by any party to it and that breach has or could reasonably be expected to have a Material Adverse Effect; or

(ii)is revoked, terminated or ceases to be in full force and effect without the prior consent of IFC, or performance of any of the material obligations under any such agreement becomes unlawful or any such agreement is declared to be void or is repudiated or its validity or enforceability at any time is challenged by any party to it;

(q) the Borrower ceases to be the Operator of the Project and the Person designated as the Operator is not acceptable to IFC;

(r) the Borrower's right to participate in the Etame Block or the Etame Block Fields is revoked;

(s) Control of the Borrower is transferred to any Person without the consent of IFC, provided such consent shall not be unreasonably withheld if the proposed transferee has a proven technical record in the international oil industry, if relevant, sound financial standing and, in IFC's reasonable judgment, a good reputation;

(t)a final judgment, order or arbitral award for the payment of money in excess of the equivalent of one million five hundred thousand Dollars ($1,500,000) is rendered against the Borrower or any of its properties and that judgment, order or arbitral award continues to be unsatisfied for a period of thirty (30) days;

(u)the Borrower ceases to carry on its business; or the Project is abandoned by the Borrower or, all or a significant part of the operations of the Project or in the Etame Block is interrupted for more than 180 consecutive days;

(v)any of the events specified in Section 7.02 (g) through (k) or in Section 7.02 (t) occur to the Sponsor or VAALCO International, or any of their respective  properties, assets or share capital; provided that, in the case of Section 7.02 (k) and Section 7.02 (t), such event shall only be an Event of Default if the aggregate amount of the unpaid Debt or the final judgment, order or award, as the case may be, exceeds one million five hundred thousand Dollars ($1,500,000) or its equivalent;

(w)there occurs any amendment, waiver or termination of the Etame Accounts Agreement without IFC's prior written consent.

Section 7.03.  Bankruptcy.  If the Borrower or the Sponsor is liquidated or declared bankrupt, the Loan, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which each of the Borrower and the Sponsor waives.

ARTICLE VIII

Miscellaneous

Section 8.01.    Saving of Rights.  (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Borrower shall not be prejudiced by any investigation by or on behalf of IFC into the affairs of the Borrower, by the execution or the performance of this Agreement or by any other act or thing by or on behalf of IFC which might, apart from this Section, prejudice such rights or remedies.

(b)No course of dealing or waiver by IFC in connection with any condition of any Loan under this Agreement shall impair any right, power or remedy of IFC with respect to any other condition of any Loan, or be construed to be a waiver thereof; nor shall the action of IFC with respect to any Loan affect or impair any right, power or remedy of IFC with respect to any other Loan.

(c)Unless otherwise notified to the Borrower by IFC and without prejudice to the generality of Section 8.01 (b), the right of IFC to require compliance with any condition under this Agreement which may be waived by IFC with respect to any Loan is expressly preserved for the purposes of any subsequent or other Loan.

(d)No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall waive or impair, or be construed to be a waiver of or an acquiescence in, such or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other default.

Section 8.02.  Notices.  (a)Any notice, request or other communication to be given or made under this Agreement  to IFC or to the Borrower shall be in writing and (subject to Sections 6.03 (e), (j) and (k) (Reporting Requirements) and Section 8.05 (f) (Applicable Law and Jurisdiction)) shall be deemed to have been duly given or made when it is delivered by hand, airmail, established courier service or facsimile  to the party to which it is required or permitted to be given or made at such party's address specified below or at such other address as such party has from time to time designated by notice to the other party hereto, and shall be effective upon receipt.

For the Borrower:

VAALCO Gabon (Etame), Inc.

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

United States of America

Facsimile:  713-623-0982

Attention:  President and Chief Executive Officer

For IFC:

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Facsimile:  202- 974-4307

Attention:  Director, Infrastructure and Natural Resources

With a copy (in the case of communications relating to payments) sent to the attention of the Director, Financial Operations, at:

Facsimile:  202-974-4318

(b)The Borrower shall ensure that any notices delivered pursuant to a Material Contract that are to be provided to IFC, either directly or through the Borrower, shall be delivered by one of the methods specified in Section 8.02 (a).

Section 8.03.  English Language.  All documents to be provided or communications to be given or made under this Agreement or any other Transaction Document shall be in English and, where the original version of any such document or communication is not in English, shall be accompanied by an English translation certified by an authorized representative to be a true and correct translation of the original. IFC may, if it so requires, obtain an English translation of any document or communication received in any other language at the cost and expense of the Borrower; and in either case IFC may deem any such translation to be the governing version.

Section 8.04.  Term of Agreement.  This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.

Section 8.05.  Applicable Law and Jurisdiction.  (a)  This Agreement, and all non-contractual obligations arising out of or in connection with it, is governed by and shall be construed in accordance with English law.

(b)Subject to Section 8.05 (d), the parties agree that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement  (including any dispute regarding non-contractual obligations  and any dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (a "Dispute") and, for such purposes, irrevocably submit to the jurisdiction of such courts.  Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including Gabon, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(c)For the purpose of Section 8.05 (b), the Borrower agrees that the courts of England are the most appropriate and convenient courts to settle Disputes, and irrevocably waives any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any Disputes.

(d) Sections 8.05(b) and (c) are for the benefit of IFC only.  As a result, to the extent permitted by applicable law, IFC may bring proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by applicable law, IFC may bring concurrent proceedings in any number of jurisdictions.

(e)The parties acknowledge and agree that no provision of this Agreement in any way constitutes or  implies a waiver, termination or modification by IFC of any privilege, immunity or exemption of IFC granted in the Articles of Agreement establishing IFC, international conventions, or applicable law.

(f)Without prejudice to other methods of service allowed by law, any process (whether issued from the English courts or elsewhere) may be served on the Borrower by serving that process on Bird & Bird located at 15 Fetter Lane, London EC4A 1JP (reference VAAEN.0001), England.    The Borrower may by not less than ten (10) days' notice in writing to IFC provide a substitute address for the service of process in England.  If the address for service provided for by this Section 8.05 (f), or an address substituted in accordance with this Section

8.05 (f), ceases for any reason to allow service of process in England, IFC may by notice in writing to the Borrower appoint an agent to accept service on behalf of the Borrower, and the Borrower agrees that service on that agent will constitute valid service on it.

(g)To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document to which it is a party, from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(h)The Borrower also consents with respect to any Dispute to the giving of any relief or the issue of any process in connection with such Dispute including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

(i)To the extent that the Borrower may be entitled in any proceedings relating to a Dispute or in any proceedings arising out of or in connection with any Transaction Document (including any dispute regarding non-contractual obligations and any dispute regarding the existence, validity or termination of the Transaction Document) to which the Borrower is a party, to apply for or to require that IFC post any security for the costs of the Borrower or for any other matter, the Borrower agrees that it will not apply or impose that requirement and, accordingly, it irrevocably waives any such entitlement that it may otherwise have to the fullest extent permitted by applicable law.

Section 8.06.  Disclosure of Information.  (a)  IFC agrees to maintain the confidentiality of all material non-public information provided by Borrower and its Affiliates, except that, subject to confirming compliance with the provisions of this Section, IFC may disclose any documents, records or information about the Project or the Borrower to (i) its outside counsel, auditors and rating agencies, (ii) any Person who intends to purchase a Participation, and (iii) any other Person as IFC may deem appropriate in connection with the administration of the Loan, including for the purpose of exercising any power, remedy, right, authority, or discretion relevant to any Transaction Document, or in connection with any proposed sale, transfer, assignment or other disposition of IFC's rights as contemplated by Section 8.07.

(b)The Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and IFC, a disclosure of information by IFC in the circumstances contemplated by Section 8.06 (a) does not violate any duty owed to the Borrower under this Agreement or under any such other agreement.

(c)IFC acknowledges that information furnished to it pursuant to this Agreement or the Security Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it will not use such information to deal in the securities of the Borrower, its Affiliates or their related parties except in accordance with the federal and state securities laws of the United States.

Section 8.07.  Successors and Assignees.  This Agreement binds and benefits the respective successors and assignees of the parties. However, the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior consent of IFC.

Section 8.08.  Amendments, Waivers and Consents.  Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.

Section 8.09.  Counterparts.  This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

Section 8.10.  Severability. To the fullest extent permitted by law, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision hereof in such jurisdiction or of such or any other provision in any other jurisdiction.

Section 8.11.  Rights of Third Parties. A Person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

[The remainder of this page was left blank intentionally]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

VAALCO GABON (ETAME), INC.

By:

Name:

Title:

INTERNATIONAL FINANCE CORPORATION

By:

Name:

Title:

SCHEDULE 9

FACILITY AMORTIZATION SCHEDULE

Part I

Senior Tranche Commitment

Specified Period	Commitment ($)
From signing up to but excluding the Effective Date	35,000,000
From the Effective Date up to and including the Final Maturity Date	0

Part II

Subordinated Tranche Commitment

Specified Period	Commitment ($)
From signing up to but excluding the Effective Date	15,000,000
From the Effective Date up to and including the Final Maturity Date	0

Part III

Repayment Schedule for Initial Term Tranche

A.Repayment Schedule in the event the Additional Term Tranche is disbursed or cancelled on or before September 15, 2016

Interest Payment Date	Principal Amount Due ($)
September 30, 2016	1,250,000
December 31, 2016	1,250,000
March 31, 2017	1,250,000
June 30, 2017	1,250,000
September 30, 2017	1,250,000
December 31, 2017	1,250,000
March 31, 2018	1,250,000
June 30, 2018	1,250,000
September 30, 2018	1,250,000
December 31, 2018	1,250,000
March 31, 2019	1,250,000
Final Maturity Date	1,250,000

B.Repayment Schedule in the event the Additional Term Tranche is disbursed or cancelled after September 15, 2016, but on or before December 15, 2016

Interest Payment Date	Principal Amount Due ($)
December 31, 2016	2,500,000
March 31, 2017	1,250,000
June 30, 2017	1,250,000
September 30, 2017	1,250,000
December 31, 2017	1,250,000
March 31, 2018	1,250,000
June 30, 2018	1,250,000
September 30, 2018	1,250,000
December 31, 2018	1,250,000
March 31, 2019	1,250,000
Final Maturity Date	1,250,000

C.Repayment Schedule in the event the Additional Term Tranche is disbursed or cancelled after December 15, 2016

Interest Payment Date	Principal Amount Due ($)
March 31, 2017	3,750,000
June 30, 2017	1,250,000
September 30, 2017	1,250,000
December 31, 2017	1,250,000
March 31, 2018	1,250,000
June 30, 2018	1,250,000
September 30, 2018	1,250,000
December 31, 2018	1,250,000
March 31, 2019	1,250,000
Final Maturity Date	1,250,000

Part IV

Repayment Schedule for Additional Term Tranche

A.Repayment Schedule in the event the Additional Term Tranche is disbursed on or before December 15, 2016

Interest Payment Date	Repayment Installment (%)
December 31, 2016	14.29
March 31, 2017	14.29
June 30, 2017	14.29
September 30, 2017	14.29
December 31, 2017	14.28
March 31, 2018	14.28
June 30, 2018	14.28

B.Repayment Schedule in the event the Additional Term Tranche is disbursed after December 15, 2016, but on or before December 31, 2016

Interest Payment Date	Repayment Installment (%)
March 31, 2017	16.67
June 30, 2017	16.67
September 30, 2017	16.67
December 31, 2017	16.67
March 31, 2018	16.66
June 30, 2018	16.66

Signatories

SIGNED for and on behalf of

VAALCO GABON (ETAME), INC.

Signature:	/s/ Steven P. Guidry
Name:	Steven P. Guidry
Title:	Chief Executive Officer

SIGNED for and on behalf of

VAALCO ENERGY, INC.

Signature:	/s/ Steven P. Guidry
Name:	Steven P. Guidry
Title:	Chief Executive Officer

SIGNED for and on behalf of

INTERNATIONAL FINANCE CORPORATION

Signature:	/s/ Gabriel Goldschmidt
Name:	Gabriel Goldschmidt
Title:	Senior Manager

[Signature Page to Supplemental Agreement]